CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent and US Agent,
WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,
as Canadian Agent,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
UPLAND SOFTWARE, INC.,
UPLAND SOFTWARE I, INC.
UPLAND SOFTWARE II, INC.
UPLAND SOFTWARE III, LLC
UPLAND SOFTWARE IV, INC.
UPLAND SOFTWARE V, INC.
UPLAND SOFTWARE VI, LLC
UPLAND SOFTWARE VII, INC.
UPLAND IX, LLC
and
EACH OTHER SUBSIDIARY OF PARENT FROM TIME TO TIME
DESIGNATED AS A US BORROWER HEREUNDER,
as US Borrowers,
and
UPLAND SOFTWARE INC.,
SOLUTION Q INC.
and
EACH OTHER SUBSIDIARY OF PARENT FROM TIME TO TIME
DESIGNATED AS A CANADIAN BORROWER HEREUNDER,
as Canadian Borrowers

Dated as of May 14, 2015

Page

1.    DEFINITIONS AND CONSTRUCTION.    1

1.1.	Definitions 1

1.2.	Accounting Terms 1

1.3.	UCC; PPSA 2

1.4.	Construction 2

1.5.	Time References 4

1.6.	Exchange Rates; Currency Equivalents; Applicable Currency 4

1.7.	Schedules and Exhibits 5
2.    LOANS AND TERMS OF PAYMENT.    5

2.1.	Revolving Loans. 5

2.2.	Term Loans 6

2.3.	Borrowing Procedures and Settlements. 8

2.4.	Payments; Reductions of Commitments; Prepayments. 17

2.5.	Promise to Pay; Promissory Notes. 27

2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. 28

2.7.	Crediting Payments 30

2.8.	Designated Accounts 31

2.9.	Maintenance of Loan Account; Statements of Obligations 31

2.10.	Fees. 32

2.11.	Letters of Credit. 32

2.12.	Non-Base Rate Option. 42

2.13.	Capital Requirements. 44

2.14.	Delayed Draw Term Loan. 46

2.15.	Accordion. 46

2.16.	Joint and Several Liability of US Borrowers. 49

2.17.	Joint and Several Liability of Canadian Borrowers, 51
3.    CONDITIONS; TERM OF AGREEMENT.    54

3.1.	Conditions Precedent to the Initial Extension of Credit 54

3.2.	Conditions Precedent to all Extensions of Credit 54

3.3.	Maturity 54

3.4.	Effect of Maturity 54

3.5.	Early Termination by Borrowers 55

3.6.	Conditions Subsequent 55

-i-

(continued)
Page

4.    REPRESENTATIONS AND WARRANTIES.    55

4.1.	Due Organization and Qualification; Subsidiaries. 56

4.2.	Due Authorization; No Conflict. 56

4.3.	Governmental Consents 57

4.4.	Binding Obligations; Perfected Liens. 57

4.5.	Title to Assets; No Encumbrances 57

4.6.	Litigation. 58

4.7.	Compliance with Laws 58

4.8.	No Material Adverse Effect 58

4.9.	Solvency. 58

4.10.	Employee Benefits 58

4.11.	Environmental Condition 59

4.12.	Complete Disclosure 59

4.13.	Patriot Act and Anti-Money Laundering & Anti-Terrorism 60

4.14.	Indebtedness 60

4.15.	Payment of Taxes 60

4.16.	Margin Stock 60

4.17.	Governmental Regulation 61

4.18.	OFAC 61

4.19.	Employee and Labor Matters 61

4.20.	[Intentionally Omitted] 61

4.21.	Leases 61

4.22.	Hedge Agreements 62
5.    AFFIRMATIVE COVENANTS.    62

5.1.	Financial Statements, Reports, Certificates 62

5.2.	[Intentionally Omitted]. 62

5.3.	Existence 62

5.4.	Maintenance of Properties 62

5.5.	Taxes 62

5.6.	Insurance 63

5.7.	Inspection. 63

5.8.	Compliance with Laws 64

5.9.	Environmental 64

-ii-

(continued)
Page

5.10.	Disclosure Updates 64

5.11.	Formation of Subsidiaries 64

5.12.	Further Assurances 65

5.13.	Lender Meetings 66

5.14.	Bank Products 66

5.15.	Hedge Agreements 66
6.    NEGATIVE COVENANTS.    67

6.1.	Indebtedness 67

6.2.	Liens 67

6.3.	Restrictions on Fundamental Changes 67

6.4.	Disposal of Assets 68

6.5.	Nature of Business 68

6.6.	Prepayments and Amendments 68

6.7.	Restricted Payments 69

6.8.	Accounting Methods 70

6.9.	Investments 70

6.10.	Transactions with Affiliates 70

6.11.	Use of Proceeds 71

6.12.	Limitation on Issuance of Equity Interests 71

6.13.	[Intentionally Omitted] 71

6.14.	Canadian Pension Plans 71

6.15.	Reserved. 71

6.16.	Applications Under the CCAA and BIA 71
7.    FINANCIAL COVENANTS.    72
8.    EVENTS OF DEFAULT.    72

8.1.	Payments 72

8.2.	Covenants 73

8.3.	Judgments 73

8.4.	Voluntary Bankruptcy, etc 73

8.5.	Involuntary Bankruptcy, etc 73

8.6.	Default Under Other Agreements 74

8.7.	Representations, etc 74

8.8.	Guaranty 74

-iii-

(continued)
Page

8.9.	Security Documents 74

8.10.	Loan Documents 74

8.11.	Change of Control 74
9.    RIGHTS AND REMEDIES.    74

9.1.	Rights and Remedies 74

9.2.	Remedies Cumulative 75
10.    WAIVERS; INDEMNIFICATION.    75

10.1.	Demand; Protest; etc 75

10.2.	The Lender Group's Liability for Collateral 76

10.3.	Indemnification 76
11.    NOTICES.    77
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.    78
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.    82

13.1.	Assignments and Participations. 82

13.2.	Successors 86
14.    AMENDMENTS; WAIVERS.    86

14.1.	Amendments and Waivers. 86

14.2.	Replacement of Certain Lenders. 88

14.3.	No Waivers; Cumulative Remedies 89
15.    AGENTS; THE LENDER GROUP.    89

15.1.	Appointment and Authorization of Agent, US Agent and Canadian Agent 89

15.2.	Delegation of Duties 91

15.3.	Liability of Agents 91

15.4.	Reliance by Agents 91

15.5.	Notice of Default or Event of Default 92

15.6.	Credit Decision 92

15.7.	Costs and Expenses; Indemnification 93

15.8.	Agents in Individual Capacities 93

15.9.	Successor Agent 94

15.10.	Lender in Individual Capacity 95

15.11.	Collateral Matters. 95

15.12.	Restrictions on Actions by Lenders; Sharing of Payments. 97

15.13.	Agency for Perfection 98

-iv-

(continued)
Page

15.14.	Payments by Agent to the Lenders 98

15.15.	Concerning the Collateral and Related Loan Documents 98

15.16.	Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information 98

15.17.	Several Obligations; No Liability 99
16.    WITHHOLDING TAXES.    100

16.1.	Payments 100

16.2.	Exemptions. 101

16.3.	Reductions. 102

16.4.	Refunds 103
17.    GENERAL PROVISIONS.    103

17.1.	Effectiveness 103

17.2.	Section Headings 104

17.3.	Interpretation 104

17.4.	Severability of Provisions 104

17.5.	Bank Product Providers 104

17.6.	Debtor-Creditor Relationship 105

17.7.	Counterparts; Electronic Execution 105

17.8.	Revival and Reinstatement of Obligations; Certain Waivers. 105

17.9.	Confidentiality. 106

17.10.	Survival 107

17.11.	Patriot Act and Anti-Money Laundering & Anti-Terrorism Compliance. 108

17.12.	Integration 108

17.13.	Judgment Currency 108

17.14.	Certain Tax Matters 109

17.15.	Parent as Agent for Borrowers 109

-v-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B-1	Form of Bank Product Provider Agreement

Exhibit C-1	Form of Compliance Certificate

Exhibit C-2	Form of Credit Amount Certificate

Exhibit L-1	Form of Non-Base Rate Notice

Exhibit P-1	Form of Perfection Certificate

Schedule C-1	Commitments

Schedule 1.1	Definitions

Schedule 3.1	Conditions Precedent

Schedule 3.6	Conditions Subsequent

Schedule 5.1	Financial Statements, Reports, Certificates, Collateral Reporting

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of May 14, 2015, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacities, together with its successors and assigns in such capacities, "Agent") and as United States administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "US Agent"), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as Canadian administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Canadian Agent"), UPLAND SOFTWARE, INC., a Delaware corporation ("Parent"), and each Subsidiary of Parent identified on the signature pages hereof as a "US Borrower" and each other Subsidiary of Parent from time to time designated as a "US Borrower" hereunder (Parent together with such Persons are referred to hereinafter each individually as a "US Borrower" and individually and collectively, jointly and severally, as the "US Borrowers"), UPLAND SOFTWARE INC., a Canadian federal corporation, SOLUTION Q INC., an Ontario corporation and each other Subsidiary of Parent from time to time designated as a "Canadian Borrower" hereunder (such Persons are referred to hereinafter each individually as a "Canadian Borrower" and individually and collectively, jointly and severally, as the "Canadian Borrowers") and the US Borrowers together with Canadian Borrowers, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers".
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the terms "Parent", "Borrower" or "Borrowers" are used in respect of any financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (b) for purposes of determining compliance with any covenant contained herein, the effects of any accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 and the Proposed Accounting Standards Update (Revised) to Leases (Topic 842) dated May 16, 2013 shall be disregarded and GAAP will be deemed to treat leases that would have been qualified as operating leases prior to any such accounting change as operating leases notwithstanding the effectiveness of any such accounting change to GAAP, and (c) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3.    UCC; PPSA. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. Any terms used in this Agreement that are defined in the PPSA shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, that to the extent that such term is defined differently in the PPSA and in the UCC, the definition of such term in the PPSA or the UCC shall govern, as the context requires, or otherwise the definition of such term contained in the UCC shall govern. Notwithstanding the foregoing, and unless the context requires otherwise, (i) any term defined in this Agreement by reference to the "UCC" or the "Uniform Commercial Code" shall also have any extended, alternative or analogous meaning given to such term in the PPSA, other applicable Canadian personal property security and other laws (including the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)) in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to "Article 8" shall be deemed to refer also to applicable Canadian securities transfer laws (including the Securities Transfer Act of each applicable province of Canada) (the "STA") and applicable U.S. security transfer laws (including the Exchange Act), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer to the analogous documents used under applicable United States or Canadian personal property security laws.
1.4.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Applicable Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any reference herein to "province" shall include the territories of Canada. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference to a provision of law or a regulation is a reference to that provision as amended or re-enacted and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute and any law or regulation which varies, consolidates or replaces any of them. For purposes of any Collateral located in the province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the province of Québec or a court or tribunal exercising jurisdiction in the province of Québec, (p) "personal property" shall be deemed to include "movable property",

(q) "real property" shall be deemed to include "immovable property", (r) "tangible property" shall be deemed to include "corporeal property", (s) "intangible property" shall be deemed to include "incorporeal property", (t) "security interest" and "mortgage" shall be deemed to include a "hypothec", (u) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (v) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to the "opposability" of such Liens to third parties, (w) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (x) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (y) an "agent" shall be deemed to include a "mandatary", and (z) "joint and several" shall be deemed to include "solidary".
1.5.    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Applicable Agent or any Lender, such period shall in any event consist of at least one full day.
1.6.    Exchange Rates; Currency Equivalents; Applicable Currency.
(a)    For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof.
(b)    Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest Canadian Dollar, with 0.5 of a unit being rounded upward).
(c)    If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, (i) the Dollar Equivalent of the aggregate outstanding principal balance of Loans to the Canadian Borrowers exceeds the limit of the Canadian Revolving Commitment of any Lender or any other limitations hereunder based on U.S. Dollars or (ii) the aggregate outstanding principal balance of Loans to Canadian Borrowers exceeds any other limit based on Dollars set forth herein for such Canadian Obligations, the Canadian Borrowers shall (x)

if such excess is in an aggregate amount that is greater than or equal to $50,000, within two (2) Business Days of notice to Administrative Borrower from the Agent, or (y) if an Event of Default has occurred and is continuing, immediately (A) make the necessary payments or repayments to reduce such Canadian Obligations to an amount necessary to eliminate such excess or (B) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of Canadian Borrowers in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent.  Without in any way limiting the foregoing provisions, the Agent shall at any time and from time to time, in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.
1.7.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.
2.1.    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each US Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars ("US Revolving Loans") to US Borrowers in an aggregate amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender's US Revolver Commitment, or
(ii)    such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the US Maximum Revolver Amount less (2) the sum of (w) the US Letter of Credit Usage at such time, plus (x) the principal amount of US Swing Loans outstanding at such time, and
(B)    the amount equal to (1) the Credit Amount as of such date (based upon the most recent Credit Amount Certificate delivered by Administrative Borrower to Agent) less (2) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the principal amount of US Swing Loans outstanding at such time plus (z) the principal amount of US Term Loans outstanding at such time less (3) the sum of (I) the Canadian Letter of Credit Usage at such time, plus (II) the principal amount of Canadian Swing Loans outstanding at such time plus (III) the principal amount Canadian Term Loans outstanding at such time.
(b)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Canadian Revolving Lender agrees (severally, not jointly or jointly and severally) to make the Dollar Equivalent of revolving loans in CAD or Dollars ("Canadian Revolving Loans") to Canadian Borrowers in an aggregate amount at any one time outstanding not to exceed the Dollar Equivalent of the lesser of:
(i)    such Lender's Canadian Revolver Commitment, or

(ii)    such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)    an amount equal to (1) the Canadian Maximum Revolver Amount less (2) the sum of (y) the Canadian Letter of Credit Usage at such time, plus (z) the principal amount of Canadian Swing Loans outstanding at such time, and
(B)    an amount equal to (1) the Credit Amount as of such date (based upon the most recent Credit Amount Certificate delivered by Administrative Borrower to Agent) less (2) the sum of (x) the principal amount of the Canadian Letter of Credit Usage at such time, plus (y) the principal amount of Canadian Swing Loans outstanding at such time, plus (z) the principal amount of Canadian Term Loans outstanding at such time less (3) the sum of (I) the US Letter of Credit Usage at such time, plus (II) the principal amount of US Swing Loans outstanding at such time, plus (III) the principal amount of US Term Loans outstanding at such time.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Applicable Agent shall have the right (but not the obligation) to establish from time to time (i) US Bank Product Reserves against the US Maximum Revolver Amount or the Credit Amount and (ii) Canadian Bank Product Reserves against the Canadian Maximum Revolver Amount or the Credit Amount.
(d)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
2.2.    Term Loans.
(a)    Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a US Term Loan Commitment (severally, not jointly or jointly and severally) to make term loans in Dollars (collectively, the "US Term Loan") to US Borrowers in an amount equal to such Lender's Pro Rata Share of the US Term Loan Amount.
(b)    The principal of the US Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
September 30, 2015	$237,500
December 31, 2015	$237,500
March 31, 2016	$237,500
June 30, 2016	$237,500
September 30, 2016	$237,500
December 31, 2016	$237,500
March 31, 2017	$237,500
June 30, 2017	$237,500
September 30, 2017	$237,500
December 31, 2017	$237,500
March 31, 2018	$237,500
June 30, 2018	$237,500
September 30, 2018	$237,500
December 31, 2018	$237,500
March 31, 2019	$237,500
June 30, 2019	$237,500
September 30, 2019	$237,500
December 31, 2019	$237,500
March 31, 2020	$237,500

; provided, that each time a Delayed Term Loan Draw is advanced pursuant to Section 2.14 hereof, each amount described above payable at or after the end of the first full calendar quarter following the Delayed Draw Term Loan Funding Date thereof shall be increased by an amount equal to 1.25% of the aggregate principal amount of the Delayed Term Loan Draw advanced on such Delayed Draw Term Loan Funding Date.
(c)    The outstanding unpaid principal balance and all accrued and unpaid interest on the US Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the US Term Loan in accordance with the terms hereof. Any principal amount of the US Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the US Term Loan shall constitute Obligations hereunder.
(d)    Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Canadian Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans in Dollars (collectively, the "Canadian Term Loan") to Canadian Borrowers in an amount equal to such Lender's Pro Rata Share of the Canadian Term Loan Amount. The principal of the Canadian Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
September 30, 2015	$75,000
December 31, 2015	$75,000
March 31, 2016	$75,000
June 30, 2016	$75,000
September 30, 2016	$75,000
December 31, 2016	$75,000
March 31, 2017	$75,000
June 30, 2017	$75,000
September 30, 2017	$75,000
December 31, 2017	$75,000
March 31, 2018	$75,000
June 30, 2018	$75,000
September 30, 2018	$75,000
December 31, 2018	$75,000
March 31, 2019	$75,000
June 30, 2019	$75,000
September 30, 2019	$75,000
December 31, 2019	$75,000
March 31, 2020	$75,000

The outstanding unpaid principal balance and all accrued and unpaid interest on the Canadian Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Canadian Term Loan in accordance with the terms hereof. Any principal amount of the Canadian Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Canadian Term Loan shall constitute Obligations hereunder.
2.3.    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Applicable Agent and received by Applicable Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying in each case, (A) the amount of such Borrowing and whether such Borrowing is for the account of US Borrowers or Canadian Borrowers (and if for Canadian Borrowers, in CAD or Dollars), and (B) the requested Funding Date (which shall be a Business Day); provided, that Applicable Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Applicable Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Applicable Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Borrowings for the account of US Borrowers shall be denominated in Dollars and Borrowings for the account of Canadian Borrowers shall be denominated in CAD or Dollars at Canadian Borrowers' election as indicated above.
(b)    Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) (A) in the case of a request for a Canadian Swing Loan, the aggregate Dollar Equivalent amount of Canadian Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Canadian Swing Loans since the last Settlement Date, plus the amount of the requested Canadian Swing Loan does not exceed $100,000, (B) in the case of a request for a US Swing Loan, the aggregate amount of US Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to US Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $500,000, or (ii) Applicable Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Applicable Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Canadian Swing Lender pursuant to this Section 2.3(b) to Canadian Borrowers being referred to as a "Canadian Swing Loan" and any such Revolving Loan made by US Swing Lender pursuant to this Section 2.3(b) to US Borrowers being referred to as "US Swing Loan") available to Applicable Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the applicable Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Applicable Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), no Applicable Swing Lender shall make and no Applicable Swing Lender shall be obligated to make any Swing Loan if such Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed US Availability (in the case of a US Borrowing) or Canadian Availability (in the case of a Canadian Borrowing) on such Funding Date. No Applicable Swing Lender shall otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Canadian Swing Loans shall constitute Canadian Revolving Loans and Canadian Obligations, and bear interest at the rate applicable from time to time to Canadian Revolving Loans that are Base Rate Loans. The US Swing Loans shall constitute US Revolving Loans and US Obligations, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that Applicable Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Applicable Agent shall notify the Applicable Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing (and whether such Borrowing is for the account of US Borrowers or Canadian Borrowers); such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Applicable Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Applicable Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Applicable Agent in immediately available funds, to Applicable Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Applicable Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Applicable Agent shall make the proceeds thereof available to Applicable Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Applicable Agent to the applicable Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed US Availability (in the case of a US Borrowing) or Canadian Availability (in the case of a Canadian Borrowing) on such Funding Date.
(ii)    Unless Applicable Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Applicable Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Applicable Agent for the account of Applicable Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Applicable Agent may assume that each Lender has made or will make such amount available to Applicable Agent in immediately available funds on the Funding Date and Applicable Agent may (but shall not be so required), in reliance upon such assumption, make available to Applicable Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Applicable Agent in immediately available funds and if Applicable Agent has made available to Applicable Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Applicable Agent in immediately available funds, to Applicable Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Applicable Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Applicable Agent in immediately available funds as and when required hereby and if Applicable Agent has made available to the Applicable Borrower, such amount, then that Lender shall be obligated to immediately remit such amount to Applicable Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Applicable Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Applicable Agent, then such payment to Applicable Agent shall constitute such Lender's US Revolving Loans (in the case of Revolving Loans for the account of US Borrowers) or Canadian Revolving Loans (in the case of Revolving Loans for the account of Canadian Borrowers) for all purposes of this Agreement. If such amount is not made available to Applicable Agent on the Business Day following the Funding Date, Applicable Agent will notify Administrative Borrower of such failure to fund and, upon demand by Applicable Agent, US Borrowers (in the case of US Revolving Loans) or Canadian Borrowers (in the case of Canadian Revolving Loans) shall pay such amount to Applicable Agent for Applicable Agent's Account, together with interest thereon for each day elapsed since the date of such

Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Applicable Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Applicable Agent's sole discretion, to make US Revolving Loans to, or for the benefit of, US Borrowers, and Canadian Revolving Loans to, or for the benefit of, Canadian Borrowers, in each case, on behalf of the Applicable Revolving Lenders, that Applicable Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the US Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "US Protective Advances" and the Canadian Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Canadian Protective Advances"). Notwithstanding the foregoing, the aggregate Dollar Equivalent amount of all Protective Advances outstanding at any one time shall not exceed $2,500,000.
(ii)    Each US Protective Advance shall be deemed to be a US Revolving Loan hereunder and each Canadian Protective Advance shall be deemed a Canadian Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a Non-Base Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Applicable Agent solely for its own account. The US Protective Advances shall be repayable on demand, constitute US Obligations hereunder, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans, and the Canadian Protective Advances shall be repayable on demand, constitute Canadian Obligations hereunder, and bear interest at the rate applicable from time to time to Canadian Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Canadian Agent, US Agent, Canadian Swing Lender, US Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(e)    Settlement. It is agreed that each Lender's funded portion of (i) the US Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding US Revolving Loans and (ii) the Canadian Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Canadian Revolving Loans. Such agreement notwithstanding, Canadian Agent, US Agent, Canadian Swing Lender, US Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i)    Each of Canadian Agent and US Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Applicable Agent in its sole discretion (1) on behalf of US Swing Lender, with respect to the outstanding US Swing Loans, (2) on behalf of the Canadian Swing Lender, with respect to the outstanding Canadian Swing Loans, (3) for itself, with respect to the outstanding applicable Protective Advances, and (4) with respect to Borrowers' or any of their Subsidiaries' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding US Revolving Loans (including US Swing Loans and US Protective Advances), and Canadian Revolving Loans (including Canadian Swing Loans and Canadian Protective Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the applicable Revolving Loans (including applicable Swing Loans and applicable Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the applicable Revolving Loans (including applicable Swing Loans and applicable Protective Advances) as of a Settlement Date, then Applicable Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Protective Advances) or the Canadian Revolving Loans (including Canadian Swing Loans and Canadian Protective Advances), as applicable, and (z) if the amount of the applicable Revolving Loans (including applicable Swing Loans and applicable Protective Advances) made by a Lender is less than such Lender's Pro Rata Share of the applicable Revolving Loans (including applicable Swing Loans and applicable Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Applicable Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Protective Advances) and Canadian Revolving Loans (including Canadian Swing Loans and Canadian Protective Advances). Such amounts made available to Applicable Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or applicable Protective Advances and, together with the portion of such Swing Loans or such Protective Advances representing the Applicable Swing Lender's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Applicable Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, such Applicable Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender's balance of the applicable Revolving Loans, applicable Swing Loans, and applicable Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the applicable Revolving Loans, applicable Swing Loans, and applicable Protective Advances as of a Settlement Date, Applicable Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Applicable Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of applicable Collateral.

(iii)    Between Settlement Dates, Canadian Agent and US Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Applicable Agent or the Applicable Swing Lender, as applicable, any payments or other amounts received by Applicable Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Revolving Loans, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Canadian Agent and US Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to the Applicable Swing Lender any payments or other amounts received by Applicable Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Applicable Swing Lender's Pro Rata Share of the applicable Revolving Loans. If, as of any Settlement Date, payments or other amounts of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to an Applicable Swing Lender's Pro Rata Share of the applicable Revolving Loans other than to its Swing Loans, as provided for in the previous sentence, such Applicable Swing Lender shall pay to Applicable Agent for the accounts of the Lenders, and such Applicable Agent shall pay to the Lenders (other than a Defaulting Lender if Applicable Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding applicable Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the applicable Revolving Loans. During the period between Settlement Dates, each Applicable Swing Lender with respect to Swing Loans, each Applicable Agent with respect to Protective Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by each Applicable Swing Lender, Applicable Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, each of Canadian Agent and US Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Each of Canadian Agent and US Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans (and portion of the Term Loans, as applicable) and interest, owing to each Lender, including the Swing Loans owing to the Applicable Swing Lender, and Protective Advances owing to Applicable Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate. Such register shall be substantially similar to the Register, and shall conform and be subject to the provisions of Section 13.1(h) in order to establish that Borrowers' obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Applicable Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to such Applicable Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Applicable Agent shall transfer any such payments or proceeds (A) pertaining to or securing Canadian Obligations (and not securing the US Obligations), (i) first, to Canadian Swing Lender to the extent of any Canadian Swing Loans that were made by Canadian Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to Canadian Issuing Bank, to the extent of the portion of a Canadian Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Canadian Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Canadian Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) fourth, to a suspense account maintained by Applicable Agent, the proceeds of which shall be retained by Applicable Agent and may be made available to be re-advanced to or for the benefit of Canadian Borrowers (upon the request of Canadian Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Canadian Revolving Loans (or other funding obligations) hereunder, and (v) fifth, from and after the date on which all other Canadian Obligations have been paid in full, to such Defaulting Lender in accordance with tier 12 of Section 2.4(b)(iii)(A), and (B) pertaining to or securing US Obligations, (i) first, to US Swing Lender to the extent of any US Swing Loans that were made by US Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to US Issuing Bank, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, ratably to each Non-Defaulting Lender ratably in accordance with their US Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a US Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender) and to each Non-Defaulting Lender ratably in accordance with their Delayed Draw Term Loan Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Delayed Draw Term Loan was funded by such other Non-Defaulting Lender), (iv) fourth, to a suspense account maintained by Applicable Agent, the proceeds of which shall be retained by Applicable Agent and may be made available to be re-advanced to or for the benefit of US Borrowers (upon the request of US Borrowers and subject to the applicable conditions set forth in Section 3) as if such Defaulting Lender had made its portion of US Revolving Loans or the Delayed Draw Term Loan (or other funding obligations) hereunder, as applicable, and (v) fifth, from and after the date on which all other US Obligations have been paid in full, to such Defaulting Lender in accordance with tier 14 of Section 2.4(b)(iii)(B). Subject to the foregoing, Applicable Agent may hold and, in its discretion, re-lend to Applicable Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Applicable Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), for the purpose of calculating the fee payable under Section 2.10(b), and for the purpose of calculating the fee payable under Section 2.10(c), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Canadian Agent, US Agent, Issuing Banks, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Applicable Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Applicable Agent pursuant to Section 2.3(g)(ii) shall be released to Applicable Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Canadian Agent, US Agent, any Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of any Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Canadian Revolving Loan Exposures plus such Defaulting Lender's Canadian Swing Loan Exposure and Canadian Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Canadian Revolver Commitments, (y) the sum of all Non-Defaulting Lenders' US Revolving Loan Exposures plus such Defaulting Lender's US Swing Loan Exposure and US Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' US Revolver Commitments, and (z) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Applicable Borrower shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such

Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also an Issuing Bank;
(C)    if Applicable Borrower cash collateralizes any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), such Borrowers shall not be required to pay any Letter of Credit Fees to Applicable Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Applicable Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, no Applicable Swing Lender shall be required to make any Swing Loan and no Issuing Bank shall be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) Applicable Swing Lender or Applicable Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to Applicable Swing Lender or Applicable Issuing Bank, as applicable, and Borrowers to eliminate such Lender's or such Issuing Bank's risk with respect to the Defaulting Lender's participation in such Swing Loans or Letters of Credit; and
(G)    Applicable Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Applicable Issuing Bank and such Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Applicable Borrower pursuant to Section 2.11(d).
(iii)    If any Lender with a US Revolver Commitment is a Defaulting Lender, then any Affiliate of such Lender with a Canadian Revolver Commitment shall be deemed to be a Defaulting Lender and if any Lender with a Canadian Revolver Commitment is a Defaulting

Lender, then any Affiliate of such Lender with a US Revolver Commitment shall be deemed to be a Defaulting Lender.
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Applicable Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Applicable Agent later than 1:30 p.m. shall be deemed to have been received (unless Applicable Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Applicable Agent receives notice from the Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Applicable Agent may assume that Borrowers have made (or will make) such payment in full to Applicable Agent on such date in immediately available funds and Applicable Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Applicable Agent on the date when due, each Lender severally shall repay to Applicable Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(iii)    The US Revolving Loans and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in Dollars. The Canadian Revolving Loans and other Canadian Obligations (unless such other Canadian Obligations expressly provide otherwise) shall be made in Dollars or Canadian Dollars, as selected by Administrative Borrower as provided herein. All such Canadian Obligations advanced or denominated in Dollars shall be repaid in Dollars and all such Canadian Obligations advanced or denominated in Canadian Dollars shall be repaid in Canadian Dollars.
(b)    Apportionment and Application.
(iii)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Applicable Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Applicable Agent (other than fees or expenses that are for Applicable Agent's separate account or for the separate account of an Applicable Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(iv)    Subject to Section 2.2(d), Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments in respect of Canadian Obligations to be made hereunder by Canadian Borrowers shall be remitted to Canadian Agent and all such payments, and all proceeds of Collateral securing Canadian Obligations (other than Collateral of US Loan Parties also securing US Obligations) received by Canadian Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Canadian Revolving Loans outstanding and, thereafter, to Canadian Borrowers (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law. Subject to Section 2.2(d), Section 2.4(b)(v), Section 2.4(d)(ii) and Section 2.4(e), all payments in respect of US Obligations to be made hereunder by US Borrowers shall be remitted to US Agent and all such payments, and all proceeds of Collateral securing US Obligations received by US Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, first, to reduce the balance of the US Revolving Loans outstanding and second, to reduce the balance of the Canadian Revolving Loans, and thereafter, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law. For the avoidance of doubt, notwithstanding anything to the contrary contained herein or any other Loan Document, no payment received from Canadian Borrowers or any other Subsidiary that is a CFC shall support or shall be applied to any obligation of a United States person within the meaning of Section 956(c) of the IRS if doing so would result in adverse tax consequences to the Loan Parties or the costs to the Loan Parties of providing such guarantee are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and Lenders afforded thereby.
(v)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent, Canadian Agent or US Agent, and all proceeds of Collateral received by Applicable Agent shall be applied as follows:
(A)    All payments in respect of Canadian Obligations and all proceeds of Collateral securing the Canadian Obligations (other than Collateral of US Loan Parties securing the US Obligations) shall be applied as follows:
1)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent, Canadian Agent or Canadian Issuing Bank under the Loan Documents in respect of Canadian Obligations, until paid in full,
2)    second, to pay any fees or premiums then due to Agent, Canadian Agent or Canadian Issuing Bank under the Loan Documents in respect of Canadian Obligations until paid in full,

3)    third, to pay interest due in respect of all Canadian Protective Advances until paid in full,
4)    fourth, to pay the principal of all Canadian Protective Advances until paid in full,
5)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of Canadian Obligations, until paid in full,
6)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of Canadian Obligations until paid in full,
7)    seventh, to pay interest accrued in respect of the Canadian Swing Loans until paid in full,
8)    eighth, to pay the principal of all Canadian Swing Loans until paid in full,
9)    ninth, ratably, to pay interest accrued in respect of the Canadian Revolving Loans (other than Canadian Protective Advances) and the Canadian Term Loan until paid in full,
10)    tenth, ratably, (i) to pay the principal of all Canadian Revolving Loans until paid in full, (ii) to Canadian Agent, to be held by Canadian Agent, for the benefit of Canadian Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Canadian Agent, for the account of Canadian Issuing Bank, a share of each Canadian Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Canadian Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by Canadian Agent in respect of such Canadian Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier (A)(1) hereof, (iii) up to $1,000,000 in the aggregate (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event), ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Canadian Agent (in form and substance satisfactory to Canadian Agent) to be due and payable to such Bank Product Providers on account of Canadian Bank Product Obligations, and (iv) to pay the outstanding principal balance of the Canadian Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Canadian Term Loan is paid in full,
11)    eleventh, to pay any other Canadian Obligations other than Canadian Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Canadian Bank Product Obligations, with any balance to be paid to Canadian Agent, to be held by Canadian Agent, for the ratable benefit of such Bank Product Providers, as cash collateral (which cash collateral may be released by Canadian Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Canadian Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Canadian Agent in respect of such Canadian Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A)(1) hereof.
12)    twelfth, ratably to pay any Canadian Obligations owed to Defaulting Lenders; and
13)    thirteenth, to Canadian Borrowers (to be wired to the Canadian Designated Account) or such other Person entitled thereto under applicable law.
(B)    All payments in respect of US Obligations and all proceeds of Collateral securing the US Obligations received by US Agent shall be applied as follows:
1)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent, US Agent or US Issuing Bank under the Loan Documents in respect of US Obligations, until paid in full,
2)    second, to pay any fees or premiums then due to Agent, US Agent or US Issuing Bank under the Loan Documents in respect of US Obligations until paid in full,
3)    third, to pay interest due in respect of all US Protective Advances until paid in full,
4)    fourth, to pay the principal of all US Protective Advances until paid in full,
5)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of US Obligations, until paid in full,
6)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of US Obligations until paid in full,
7)    seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,
8)    eighth, to pay the principal of all US Swing Loans until paid in full,
9)    ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than US Protective Advances) and the US Term Loan until paid in full,

10)    tenth, ratably (i) to pay the principal of all US Revolving Loans until paid in full, (ii) to US Agent, to be held by US Agent, for the benefit of US Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to US Agent, for the account of US Issuing Bank, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by US Agent in respect of such US Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier (B)(1) hereof), (iii) up to $2,000,000 in the aggregate (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event) ratably to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to US Agent (in form and substance satisfactory to US Agent) to be due and payable to such Bank Product Providers on account of US Bank Product Obligations, and (iv) to pay the outstanding principal balance of the US Term Loan (in the inverse order of the maturity of the installments due thereunder) until the US Term Loan is paid in full,
11)    eleventh, to pay any US Obligations (such US Obligations to be paid as set forth in and in the order set forth in clause (1) through clause (10) of Section 2.4(b)(iii)(A)) arising as a result of any guaranty or joint and several liability by a US Loan Party of the Canadian Obligations (and if no amounts are due under any such guaranty or joint and several liability, to cash collateralize the obligations under such guaranty or joint and several liability unless the Canadian Revolver Commitments of Lenders to make Canadian Revolving Loans have terminated and the Canadian Obligations have been paid in full),
12)    twelfth, ratably, to pay any other US Obligations, other than US Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of US Bank Product Obligations, with any balance to be paid to US Agent, to be held by US Agent, for the ratable benefit of such Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by US Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (B)(1) hereof),
13)    thirteenth, to pay any Obligations set forth in clause (11) of Section 2.4(b)(iii)(A) arising as a result of any guaranty or joint and several liability by a US Loan Party of the Canadian Obligations (and if no amounts are due under any such guaranty or joint and several liability, to cash collateralize the obligations under such guaranty or joint and several liability unless the Canadian Revolver Commitments of Lenders to make Canadian Revolving Loans have terminated and the Canadian Obligations have been paid in full);
14)    fourteenth, ratably to pay any US Obligations owed to Defaulting Lenders;

15)    fifteenth, to pay Obligations set forth in clause (12) of Section 2.4(b)(iii)(A) arising as a result of any guaranty or joint and several liability by a US Loan Party of the Canadian Obligations (and if no amounts are due under any such guaranty or joint and several liability, to cash collateralize the obligations under such guaranty or joint and several liability unless the Canadian Revolver Commitments of Lenders to make Canadian Revolving Loans have terminated and the Canadian Obligations have been paid in full); and
16)    sixteenth, to US Borrowers (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.
(vi)    Applicable Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(vii)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by any Borrower to Applicable Agent and specified by any Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(viii)    For purposes of Section 2.4(b)(iii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(ix)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(iii)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Canadian Borrowers may reduce the Canadian Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Canadian Revolver Usage as of such date, plus (B) the principal amount of all Canadian Revolving Loans not yet made as to which a request has been given by Canadian Borrowers under Section 2.3(a), plus (C) the amount of all Canadian Letters of Credit not yet issued as to which a request has been given by Canadian Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $250,000 (unless the Canadian Revolver Commitments are being reduced to zero and the amount of the Canadian Revolver Commitments in effect immediately prior to such reduction are less than $250,000), shall be made by providing not less than 10 Business Days prior written notice to Canadian Agent, and shall be irrevocable. Once reduced, the Canadian Revolver Commitments may not be increased. Each such reduction of the Canadian Revolver Commitments shall reduce the Canadian Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. US Borrowers may reduce the US Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the principal amount of all US Revolving Loans not yet made as to which a request has been given by US Borrowers under Section 2.3(a), plus (C) the amount of all US Letters of Credit not yet issued as to which a request has been given by US Borrowers pursuant to Section 2.11(a) plus (D) the Canadian Revolver Usage as of such date, plus (E) the Dollar Equivalent of the principal amount of all Canadian Revolving Loans not yet made as to which a request has been given by Canadian Borrowers under Section 2.3(a), plus (F) the Dollar Equivalent of the amount of all Canadian Letters of Credit not yet issued as to which a request has been given by Canadian Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the US Revolver Commitments are being reduced to zero and the amount of the US Revolver Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than 10 Business Days prior written notice to US Agent, and shall be irrevocable. Once reduced, the US Revolver Commitments may not be increased. Each such reduction of the US Revolver Commitments shall reduce the US Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(iv)    Term Loan Commitments. The Canadian Term Loan Commitments shall terminate upon the making of the Canadian Term Loan. The US Term Loan Commitments shall terminate upon the making of the US Term Loan. The Delayed Draw Term Loan Commitments shall terminate on the Delayed Draw Term Loan Commitment Termination Date, if not earlier pursuant to the terms of this Agreement.
(d)    Optional Prepayments.
(v)    Revolving Loans. Applicable Borrowers may prepay the principal of any US Revolving Loan or Canadian Revolving Loan, as the case may be, at any time in whole or in part.
(vi)    Term Loan. Applicable Borrowers may, upon at least 10 Business Days' prior written notice to Applicable Agent, prepay the principal of the US Term Loan or the Canadian Term Loan, as the case may be, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the US Term Loan or the Canadian Term Loan, as the case may be, on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(e)    Mandatory Prepayments.
(i)    Overadvances. If, at any time, (A) the sum of Revolver Usage on such date plus the aggregate principal amount of the Term Loans outstanding on such date exceeds the Credit Amount as of such date (based upon the most recent Credit Amount Certificate delivered by Administrative Borrower to Agent), (B) the US Revolver Usage on such date exceeds the US Maximum Revolver Amount, or (C) the Canadian Revolver Usage on such date exceeds the Canadian Maximum Revolver Amount, then Applicable Borrowers shall promptly, but in any event, within 1 Business Day of Administrative Borrower's receipt of notice of such Overadvance from Agent, prepay the US Obligations and/or the Canadian Obligations, as applicable, in accordance with Section 2.4(f)(i) in an amount equal to the amount of such excess.
(ii)    Dispositions. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including insurance proceeds and proceeds from casualty losses or condemnations, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable, in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries including, for the avoidance of doubt, Permitted Acquisitions, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Parent or its Subsidiary, as applicable, complete such replacement, purchase, or construction within 270 days after the initial receipt of such monies, then the Borrower or Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Borrower or such Subsidiary unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable; provided, that no Borrower nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $500,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as applicable, in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)    Indebtedness. Within 1 Business Day of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)

(ii) or Section 2.4(f)(iii), as applicable, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)    [Reserved].
(vi)    Excess Cash Flow. Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Parent's fiscal year ended December 31, 2015 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrowers shall (A) if such financial statements demonstrate that the Leverage Ratio of Parent and its Subsidiaries as of the end of such fiscal year was greater than 3.5:1.0, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iv) in an amount equal to (1) 50% of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year, minus (2) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loans made by Borrowers during such fiscal year, (B) if such financial statements demonstrate that the Leverage Ratio of Parent and its Subsidiaries as of the end of such fiscal year was less than or equal to 3.5:1.0 but greater than 2.0:1.0, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iv) in an amount equal to (1) 25% of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year, minus (2) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loans made by Borrowers during such fiscal year, and (C) if such financial statements demonstrate that the Leverage Ratio of Parent and its Subsidiaries as of the end of such fiscal year was 2.0:1.0 or less, then no prepayment shall be required; provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(vi) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisitions; provided further, that in the case of the fiscal year ended December 31, 2015, Borrowers shall only be obligated to prepay the outstanding principal amount of the Obligations in an amount equal to the applicable percentage of the Excess Cash Flow of Parent and its Subsidiaries for the period commencing on July 1, 2015 and ending on December 31, 2015.
(f)    Application of Payments.
(iv)    Each prepayment pursuant to clause (A) of Section 2.4(e)(i) shall, (y) so long as no Application Event shall have occurred and be continuing, be applied, first, with respect to any payment by US Borrowers, to the outstanding principal amount of the US Revolving Loans and/or with respect to any payment by Canadian Borrowers, to the outstanding principal amount of the Canadian Revolving Loans, in each case until paid in full, second, with respect to any payment by US Borrowers, to cash collateralize the US Letters of Credit in an amount equal to 105% of the then outstanding US Letter of Credit Usage and/or with respect to any payment by Canadian Borrowers, to cash collateralize the Canadian Letters of Credit in an amount equal to 105% of the then outstanding Canadian Letter of Credit Usage, and third, with respect to any payment by US Borrowers, to the outstanding principal balance of the US Term Loan and/or, with respect to any payment by Canadian Borrowers, to the outstanding principal balance of the Canadian Term Loan, in each case until paid in full, and (z) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each prepayment pursuant to clause (B) of Section 2.4(e)(i) shall, (y) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Revolving Loans until paid in full, second, to cash collateralize the US Letters of Credit in an amount equal to 105% of the then outstanding US Letter of Credit Usage, and third, to the outstanding principal balance of the US Term Loan until paid in full, and (z) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each prepayment pursuant to clause (C) of Section 2.4(e)(i) shall, (y) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Canadian Revolving Loans until paid in full, second, to cash collateralize the Canadian Letters of Credit in an amount equal to 105% of the then outstanding Canadian Letter of Credit Usage, and third, to the outstanding principal amount of the Canadian Term Loan until paid in full, and (z) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the applicable Term Loan shall be applied against the remaining installments of principal of such Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(v)    Each prepayment pursuant to (A) Section 2.4(e)(ii) as a result of a sale of disposition by a US Loan Party, (B) Section 2.4(e)(iii) as a result of receipt of Extraordinary Receipts by a US Loan Party, or (C) Section 2.4(e)(iv) as a result of an incurrence of Indebtedness by a US Loan Party, shall (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Term Loan until paid in full, second, to the outstanding principal amount of the US Revolving Loans (without a corresponding permanent reduction in the US Maximum Revolver Amount), until paid in full, and third, to cash collateralize the US Letters of Credit in an amount equal to 105% of the then outstanding US Letter of Credit Usage (without a corresponding permanent reduction in the US Maximum Revolver Amount), and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the US Term Loan shall be applied against the remaining installments of principal of the US Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(vi)    Each prepayment pursuant to (A) Section 2.4(e)(ii) as a result of a sale of disposition by a Canadian Loan Party (other than, unless the US Obligations have been paid in full, any Canadian Loan Party organized in the United States), (B) 2.4(e)(iii) as a result of receipt of Extraordinary Receipts by a Canadian Loan Party (other than, unless the US Obligations have been paid in full, any Canadian Loan Party organized in the United States), or (C) 2.4(e)(iv) as a result of an incurrence of Indebtedness by a Canadian Loan Party (other than, unless the US Obligations have been paid in full, any Canadian Loan Party organized in the United States) shall (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Canadian Term Loan until paid in full, second, to the outstanding principal amount of the Canadian Revolving Loans (without a corresponding permanent reduction in the Canadian Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Canadian Letters of Credit in an amount equal to 105% of the then outstanding Canadian Letter of

Credit Usage (without a corresponding permanent reduction in the Canadian Maximum Revolver Amount), and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Canadian Term Loan shall be applied against the remaining installments of principal of the Canadian Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(vii)    Each prepayment pursuant to Section 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Term Loan until paid in full, second, to the outstanding principal amount of the Canadian Term Loan until paid in full, third, to the outstanding principal amount of the US Revolving Loans (without a corresponding permanent reduction in the US Maximum Revolver Amount), until paid in full, fourth, to the outstanding principal amount of the Canadian Revolving Loans (without a corresponding permanent reduction in the Canadian Maximum Revolver Amount), until paid in full, fifth, to cash collateralize the US Letters of Credit in an amount equal to 105% of the then outstanding US Letter of Credit Usage (with a corresponding permanent reduction in the US Maximum Revolver Amount), and sixth, to cash collateralize the Canadian Letters of Credit in an amount equal to 105% of the then outstanding Canadian Letter of Credit Usage (without a corresponding permanent reduction in the Canadian Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the applicable Term Loan shall be applied against the remaining installments of principal of such Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
2.5.    Promise to Pay; Promissory Notes.
(d)    Each Borrower agrees to pay the Lender Group Expenses owing by such Borrower on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Each Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by such Borrower in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(e)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Applicable Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to each such Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6.    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c),
(v)    all US Obligations (except for undrawn US Letters of Credit) that have been charged to the US Loan Account pursuant to the terms hereof shall bear interest as follows:
(H)    if the relevant US Obligation is a Non-Base Rate Loan, at a per annum rate equal to the US Libor Rate plus the Non-Base Rate Margin, and
(I)    otherwise, at a per annum rate equal to the US Base Rate plus the Base Rate Margin; and
(vi)    all Canadian Obligations (except for undrawn Canadian Letters of Credit) that have been charged to the Canadian Loan Account pursuant to the terms hereof shall bear interest as follows:
(A)    if the relevant Canadian Obligation is a Non-Base Rate Loan denominated in Canadian Dollars, at a per annum rate equal to the Canadian BA Rate plus the Non-Base Rate Margin,
(B)    if the relevant Canadian Obligation is a Non-Base Rate Loan denominated in Dollars, at a per annum rate equal to the US LIBOR Rate plus the Non-Base Rate Margin,
(C)    if the relevant Canadian Obligation is a Base Rate Loan denominated in Canadian Dollars or otherwise a Canadian Obligation denominated in Canadian Dollars, at a per annum rate equal to the Canadian Prime Rate plus the Base Rate Margin,
(D)    if the relevant Canadian Obligation is a Base Rate Loan denominated in Dollars or otherwise a Canadian Obligation denominated in Dollars, at a per annum rate equal to the Canadian Prime Rate plus the Base Rate Margin, and
(E)    otherwise, at a per annum rate equal to the US Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. US Borrowers shall pay US Agent (for the ratable benefit of the US Revolving Lenders), a Letter of Credit fee (the "US Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the Non-Base Rate Margin times the undrawn amount of all outstanding US Letters of Credit. Canadian Borrowers shall pay Canadian Agent (for the ratable benefit of the Canadian Revolving Lenders), a Letter of Credit fee (the "Canadian Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the Non-Base Rate Margin times the undrawn amount of all outstanding Canadian Letters of Credit.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
(vii)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(viii)    the US Letter of Credit Fee and the Canadian Letter of Credit Fee each shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by US Agent or Canadian Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Each Borrower hereby authorizes Applicable Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account applicable to such Borrower (A) (x) on the first day of each month, all interest accrued during the prior month on the Revolving Loans and/or the Term Loan owing by such Borrower hereunder and (y) on the date due pursuant to Section 2.12(a), all interest accrued in respect of Non-Base Rate Loans, (B) on the first day of each month, all Letter of Credit Fees owing by such Borrower accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs owing by such Borrower or any other applicable Loan Party provided for in Section 2.10(a) or (d), (D) on the first day of each month, the Unused Line Fee owing by such Borrower accrued during the prior month pursuant to Section 2.10(b), (E) on the first day of each month, the Unused Delayed Draw Term Loan Fee owing by such Borrowers accrued during the prior month pursuant to Section 2.10(c), (F) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents owing by such Borrower or any other applicable Loan Party, (G) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) owing by such Borrower, (H) as and when incurred or accrued, all other Lender Group Expenses owing by such Borrower or any other applicable Loan Party, and (I) as and when due and payable by such Borrower or any other applicable Loan Party all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the applicable Loan Account shall thereupon constitute Revolving Loans hereunder for the account of Applicable Borrowers, shall constitute Obligations hereunder of such Borrowers, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into Non-Base Rate Loans in accordance with the terms of this Agreement).
(e)    Computation.
(i)    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue, other than for Base Rate Loans, which shall be calculated on the basis of a 365 or 366 day year, as applicable, for the actual number of days elapsed in the period during which the interest accrues. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the applicable Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the applicable Base Rate.
(ii)    For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example). The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7.    Crediting Payments. The receipt of any payment item by Applicable Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Applicable Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Applicable Agent only if it is received into Applicable Agent's Account on a Business Day on or before 1:30 p.m. If any payment item is received into Applicable Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Applicable Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Applicable Agent as of the opening of business on the immediately following Business Day.
2.8.    Designated Accounts. Each Applicable Agent is authorized to make the Revolving Loans and the Term Loans, and each Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). US Borrowers agree to establish and maintain the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the US Revolving Loans and the Delayed Draw Term Loan requested by US Borrowers and made by US Agent or the Lenders hereunder. Unless otherwise agreed by US Agent and US Borrowers, any US Revolving Loan, US Swing Loans or Delayed Draw Term Loan requested by US Borrowers and made by US Agent or the Lenders hereunder shall be made to the US Designated Account. Canadian Borrowers agrees to establish and maintain the Canadian Designated Account with the Canadian Designated Account Bank for the purpose of receiving the proceeds of the Canadian Revolving Loans requested by Canadian Borrowers and made by Canadian Agent or the Lenders hereunder. Unless otherwise agreed by Canadian Agent and Canadian Borrowers, any Canadian Revolving Loan or Canadian Swing Loan requested by Canadian Borrowers and made by Canadian Agent or the Lenders hereunder shall be made to the Canadian Designated Account.
2.9.    Maintenance of Loan Account; Statements of Obligations. US Agent shall maintain an account on its books in the name of US Borrowers (the "US Loan Account") on which US Borrowers will be charged with the US Term Loan (including, for the avoidance of doubt, the Delayed Draw Term Loan), all US Revolving Loans (including US Protective Advances and US Swing Loans) made by US Agent, US Swing Lender or the Lenders to US Borrowers or for US Borrowers' account, the US Letters of Credit issued or arranged by US Issuing Bank for US Borrowers' account, and with all other US Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the US Loan Account will be credited with all payments received by US Agent from US Borrowers or for US Borrowers' account. Canadian Agent shall maintain an account on its books in the name of Canadian Borrowers (the "Canadian Loan Account") on which Canadian Borrowers will be charged with the Canadian Term Loan, all Canadian Revolving Loans (including Canadian Protective Advances and Canadian Swing Loans) made by Canadian Agent, Canadian Swing Lender, or the Lenders to Canadian Borrowers or for Canadian Borrowers' account, the Canadian Letters of Credit issued or arranged by Canadian Issuing Bank for Canadian Borrowers' account, and with all other Canadian Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Canadian Loan Account will be credited with all payments received by Canadian Agent from Canadian Borrowers or for Canadian Borrowers' account. Canadian Agent and US Agent shall make available to Borrowers monthly statements regarding the Loan Accounts, including the principal amount of the Term Loans and the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between

Borrowers and the Lender Group unless, within 30 days after Applicable Agent first makes such a statement available to Borrowers, Administrative Borrower shall deliver to Applicable Agent written objection thereto describing the error or errors contained in such statement.
2.10.    Fees.
(a)    Agent Fees. Borrowers shall pay to Agent, US Agent and/or Canadian Agent for the account of Agent, US Agent and/or Canadian Agent, as applicable, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average daily amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Unused Delayed Draw Term Loan Fee. US Borrowers shall pay to Agent, for the ratable account of each Delayed Draw Term Loan Lender, an unused Delayed Draw Term Loan fee (the "Unused Delayed Draw Term Loan Fee") in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Delayed Draw Term Loan Commitments, less (ii) the average daily principal amount of outstanding Delayed Draw Term Loans during the immediately preceding month (or portion thereof), which Delayed Draw Term Loan Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(d)    Financial Examination and Other Fees. Borrowers shall pay to Agent, financial examination, appraisal and valuation fees and charges, as and when incurred or chargeable, as follows: (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each financial examination of any Borrower or its Subsidiaries performed by personnel employed by Agent to assess Parent's or its Subsidiaries' business/recurring revenue valuation, (ii) the actual charges paid or incurred by Agent (but in any event, no less than a charge of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses paid or incurred by Agent) if it elects to employ the services of one or more third Persons to assess Parent's or its Subsidiaries' business/recurring revenue valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 1 financial examination, more than 1 appraisal of the Collateral, and more than 1 business/recurring revenue valuation during any calendar year.
2.11.    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of the Administrative Borrower made in accordance herewith, and prior to the Maturity Date, each Applicable Issuing Bank agrees to issue, or to cause an Underlying Issuer (including, as Issuing

Bank's agent) to issue, Letters of Credit for the account of Applicable Borrower or any other Loan Party. If Applicable Issuing Bank, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then such Issuing Bank agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to drawings under such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer for the account of Applicable Borrower. By submitting a request to Applicable Issuing Bank for the issuance of a Letter of Credit, the Administrative Borrower shall be deemed to have requested that (i) such Issuing Bank issue or (ii) an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested such Issuing Bank to issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Each Borrower acknowledges and agrees that any Applicable Borrower is and shall be deemed to be an applicant with respect to each Underlying Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Applicable Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to such Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Applicable Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit and whether such Letter of Credit is a US Letter of Credit or a Canadian Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Applicable Agent, Applicable Issuing Bank or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such Issuing Bank or Underlying Issuer generally requests for Letters of Credit in similar circumstances. Each Applicable Issuing Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Applicable Issuing Bank may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit or the amount of such Reimbursement Undertaking exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit or the amount of such Reimbursement Undertaking exceeds the highest compensation payable under such contract for a period of one year.
(b)    no Issuing Bank shall have any obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i)    the Dollar Equivalent of the Canadian Letter of Credit Usage would exceed $250,000;
(ii)    the Dollar Equivalent of the Canadian Letter of Credit Usage would exceed the Canadian Maximum Revolver Amount less the Dollar Equivalent of the outstanding amount of the Canadian Revolving Loans (including Canadian Swing Loans);
(iii)    the Dollar Equivalent of the Canadian Letter of Credit Usage would exceed the Credit Amount at such time less the sum of (x) the Dollar Equivalent of the outstanding principal balance of the Revolving Loans (including Swing Loans) at such time plus (y) the outstanding principal balance of the Term Loans at such time;
(iv)    the US Letter of Credit Usage would exceed $500,000;
(v)    the US Letter of Credit Usage would exceed the US Maximum Revolver Amount less the outstanding amount of US Revolving Loans (including US Swing Loans); or
(vi)    the US Letter of Credit Usage would exceed the Credit Amount at such time less the sum of (x) the outstanding principal balance of the Revolving Loans (including Swing Loans) at such time plus (y) the outstanding principal balance of the Term Loan at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, no Issuing Bank shall be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) such Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Applicable Borrowers to eliminate such Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Applicable Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, no Issuing Bank shall have any obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from issuing such Letter of Credit, or any law applicable to such Issuing Bank or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or Underlying Issuer shall prohibit or request that such Issuing Bank or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank or Underlying Issuer applicable to letters of credit generally, or (C) amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars or Canadian Dollars.
(d)    Any Applicable Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Applicable Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until

Applicable Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Applicable Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Applicable Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Applicable Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Applicable Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars, with respect to Letters of Credit issued for the account of US Loan Parties, or CAD, with respect to Letters of Credit issued for the account of Canadian Loan Parties (other than Canadian Loan Parties organized in the United States), as applicable. If Applicable Issuing Bank makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Applicable Borrowers shall pay to Applicable Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Applicable Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Applicable Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Applicable Agent of any payment from any Borrower pursuant to this paragraph, Applicable Agent shall distribute such payment to Applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Applicable Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Applicable Borrowers had requested the amount thereof as a Revolving Loan and Applicable Agent shall promptly pay to Applicable Issuing Bank the amounts so received by it from the Applicable Revolving Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of any Issuing Bank or Applicable Revolving Lenders, Applicable Issuing Bank shall be deemed to have granted to each Applicable Revolving Lender, and each Applicable Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Applicable Issuing Bank and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Revolving Lender agrees to pay to Applicable Agent, for the account of Applicable Issuing Bank, such Revolving Lender's Pro Rata Share of any Letter of Credit Disbursement made by such Issuing Bank or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Revolving Lender hereby absolutely and unconditionally agrees to pay to Applicable Agent, for the account of Applicable Issuing Bank, such Revolving Lender's Pro Rata Share of each Letter of Credit Disbursement made by such Issuing

Bank or an Underlying Issuer and not reimbursed by Applicable Borrower on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Applicable Agent or such Issuing Bank elects, based upon the advice of counsel, to refund) to any Borrower for any reason. Each Applicable Revolving Lender acknowledges and agrees that its obligation to deliver to Applicable Agent, for the account of Applicable Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Applicable Agent the amount of such Revolving Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Applicable Agent (for the account of such Applicable Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower, jointly and severally, agrees to indemnify, defend and hold harmless each member of the Lender Group (including each Issuing Bank and its branches, Affiliates, and correspondents), each Underlying Issuer and each such Person's respective directors, officers, employees, attorneys and agents (each, including each Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to any Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or
(x)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
in each case, including that resulting from the Letter of Credit Related Person's own negligence; provided, however, that (A) such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity, and (B) no such indemnity from a Canadian Loan Party (other than any Canadian Loan Party that is a Domestic Subsidiary) shall extend to Letter of Credit Indemnified Costs incurred or awarded with respect to a US Letter of Credit. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f) pursuant to the terms set forth herein. If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of any Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused by such Issuing Bank's or Underlying Issuer's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Each Issuing Bank and any Underlying Issuer shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank's or Underlying Issuer's conduct, as applicable, is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers' aggregate remedies against any Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to the Applicable

Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to US Revolving Loans or Canadian Revolving Loans (as applicable) that are Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing any Issuing Bank to effect a cure.
(h)    Applicable Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by an Issuing Bank or Underlying Issuer, irrespective of any assistance such Issuing Bank or any applicable Underlying Issuer may provide such as drafting or recommending text or by such Issuing Bank's or Underlying Issuer's use or refusal to use text submitted by Applicable Borrower. Each Borrower is solely responsible for the suitability of the Letter of Credit for such Borrower's purposes. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Applicable Issuing Bank or any applicable Underlying Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Applicable Borrower does not at any time want such Letter of Credit to be renewed, the Administrative Borrower will so notify Applicable Agent and such Issuing Bank at least 15 calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)    Each Borrower's reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    any Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    any Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)    the existence of any claim, set-off, defense or other right that Borrowers or any other Person may have at any time against any beneficiary, any assignee of proceeds, any Issuing Bank or any other Person;
(vi)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrowers' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any Issuing Bank, the beneficiary or any other Person; or
(vii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, however, that subject to Section 2.11(g) above, the foregoing shall not release any Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to such Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, no Applicable Issuing Bank, Underlying Issuer or any other Letter of Credit Related Person (if applicable) shall be responsible to any Borrower for, and each Applicable Issuing Bank's and each Underlying Issuer's rights and remedies against each Borrower and the obligation of each Borrower to reimburse Issuing Bank and each Underlying Issuer for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than any Applicable Issuing Bank's or any Underlying Issuer's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that any Applicable Issuing Bank or any Underlying Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where any Applicable Issuing Bank or any Underlying Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by any Applicable Issuing Bank or any Underlying Issuer if subsequently such Applicable Issuing Bank or such Underlying Issuer or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by any Applicable Issuing Bank or any Underlying Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;
provided, however, that, subject to Section 2.11(g) above, the foregoing shall not relieve the Applicable Issuing Bank or any other Letter of Credit Related Person (if applicable) from liability to the Borrowers to the extent liability may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Applicable Issuing Bank or such other Letter of Credit Related Person.

(k)    Applicable Borrowers shall pay immediately upon demand to Applicable Agent for the account of Applicable Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Applicable Issuing Bank upon the issuance of each Letter of Credit of .250% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Applicable Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(l)    If by reason of (x) any Change in Law, or (y) compliance by any Issuing Bank or any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on any Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Applicable Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Applicable Borrower shall pay within 30 days after demand therefor, such amounts as Applicable Agent may specify to be necessary to compensate Applicable Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Applicable Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto. For the avoidance of doubt, this Section 2.11(l) shall not apply with respect to Indemnified Taxes or Excluded Taxes.
(m)    Unless otherwise expressly agreed by Applicable Issuing Bank and Applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(n)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
2.12.    Non-Base Rate Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "Non-Base Rate Option") to have interest on all or a portion of the Revolving Loans or the Term Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a Non-Base Rate Loan, or upon continuation of a Non-Base Rate Loan as a Non-Base Rate Loan) at a rate of interest based upon the Non-Base Rate. Interest on Non-Base Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Administrative Borrower properly has exercised the Non-Base Rate Option with respect thereto, the interest rate applicable to such Non-Base Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the Non-Base Rate.
(b)    Non-Base Rate Election.
(i)    Borrowers may, at any time and from time to time, so long as Administrative Borrower not has received a notice from Applicable Agent (which notice Applicable Agent may elect to give or not give in its discretion unless Applicable Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Administrative Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the Non-Base Rate Option during the continuance of such Event of Default, elect to exercise the Non-Base Rate Option by notifying Applicable Agent prior to 11:00 a.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the "Non-Base Rate Deadline"). Notice of US Borrowers' or Canadian Borrowers' election of the Non-Base Rate Option by such Borrower for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Applicable Agent of a Non-Base Rate Notice received by Applicable Agent before the Non-Base Rate Deadline, or by telephonic notice received by Applicable Agent before the Non-Base Rate Deadline (to be confirmed by delivery to Applicable Agent of a Non-Base Rate Notice received by Applicable Agent prior to 5:00 p.m. on the same day).

Promptly upon its receipt of each such Non-Base Rate Notice, Applicable Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each Non-Base Rate Notice shall be irrevocable and binding on Borrowers. In connection with each Non-Base Rate Loan, US Borrowers, if such Non-Base Rate Loan is a US Revolving Loan, or Canadian Borrowers, if such Non-Base Rate Loan is a Canadian Revolving Loan, shall indemnify, defend, and hold Applicable Agent and the applicable Lenders harmless against any loss, cost, or expense actually incurred by Applicable Agent or any Lender as a result of (A) the payment of any principal of any such Non-Base Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such Non-Base Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Non-Base Rate Loan on the date specified in any Non-Base Rate Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Applicable Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Applicable Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. US Borrowers, if such Non-Base Rate Loan is a US Revolving Loan, or Canadian Borrowers, if such Non-Base Rate Loan is a Canadian Revolving Loan, shall pay such amount to Applicable Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a Non-Base Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Applicable Agent may, in its sole discretion at the request of the Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable Non-Base Rate Loan on such last day, it being agreed that Applicable Agent has no obligation to so defer the application of payments to any Non-Base Rate Loan and that, in the event that Applicable Agent does not defer such application, such Borrower shall be obligated to pay any resulting Funding Losses.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 7 Non-Base Rate Loans in effect at any given time. Borrowers may only may exercise the Non-Base Rate Option for proposed Non-Base Rate Loans of at least (A) $500,000, with respect to Non-Base Rate Loans constituting US Obligations, and (B) $100,000, with respect to Non-Base Rate Loans constituting Canadian Obligations.
(c)    Conversion. Borrowers may convert Non-Base Rate Loans to Base Rate Loans at any time; provided, that in the event that Non-Base Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Applicable Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Applicable Borrower shall indemnify, defend, and hold Applicable Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)    Special Provisions Applicable to Non-Base Rate.
(i)    The applicable Non-Base Rate may be adjusted by Applicable Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (but excluding Indemnified Taxes and Excluded Taxes)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the Non-Base Rate. In any such event, the affected Lender shall give Borrowers and Applicable Agent notice of such a determination and adjustment and Applicable Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Non-Base Rate and the method for determining the amount of such adjustment, or (B) repay the Non-Base Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Non-Base Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the Non-Base Rate, such Lender shall give notice of such changed circumstances to Applicable Agent and Borrowers and Applicable Agent promptly shall transmit the notice to each other Lender and (y) in the case of any Non-Base Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such Non-Base Rate Loans, and interest upon the Non-Base Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the Non-Base Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Canadian Agent nor US Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the applicable Non-Base Rate.
2.13.    Capital Requirements.
(a)    If, after the date hereof, any Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Issuing Bank's, such Lender's, or such holding companies' capital as a consequence of such Issuing Bank's or such Lender's commitments hereunder to a level below that which such Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Issuing Bank or such Lender to be material, then such Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay any Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail such Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of any Issuing Bank's or such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate any Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For the avoidance of doubt, this Section 2.13(a) shall not apply with respect to Indemnified Taxes or Excluded Taxes.
(b)    If any Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Non-Base Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain Non-Base Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Non-Base Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14.    Delayed Draw Term Loan.
(a)    Subject to the terms and conditions of this Agreement, at the election of and on a date (which shall be a Business Day) identified by Administrative Borrower during the term of this Agreement but prior to the Delayed Draw Term Loan Commitment Termination Date, each Lender with a Delayed Draw Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a delayed draw term loan in Dollars to US Borrowers (each such advance a "Delayed Term Loan Draw" and collectively, the "Delayed Draw Term Loan") in an amount equal to such Lender's Pro Rata Share of the Delayed Draw Term Loan Amount; provided, that (a) the aggregate principal amount of each Delayed Draw Term Loan Draw shall not be less than $2,500,000, and, in any event, shall be in an amount which is an integral multiple of $500,000, (b) after giving effect to any such Delayed Term Loan Draw, the aggregate original principal amount of the Delayed Term Loan Draws shall not exceed the Delayed Draw Term Loan Amount, and (c) the conditions precedent set forth in Section 3 shall have been satisfied.
(b)    A request for a Delayed Term Loan Draw shall be made in writing by an Authorized Person and delivered to Agent (such written request, a "Delayed Draw Term Loan Notice") and shall specify the amount of the requested Delayed Term Loan Draw, the Delayed Draw Term Loan Funding Date, and the target of the Permitted Acquisition that will be consummated with the proceeds of the requested Delayed Term Loan Draw concurrently upon receipt thereof. The Delayed Draw Term Loan Notice must be received by Agent no later than ten (10) Business Days prior to the Delayed Draw Term Loan Funding Date and shall be accompanied by such other documentation as Agent shall request in its Permitted Discretion.
(c)    The Delayed Draw Term Loan made hereunder shall constitute and shall be a part of the US Term Loan under, and shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents that secure the US Term Loan. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to funding of any Delayed Term Loan Draw.
2.15.    Accordion.
(a)    At any time during the period from and after the Closing Date through but excluding the date that is the 4 year anniversary of the Closing Date, at the option of Administrative Borrower (but subject to the conditions set forth in clause (b) below), the US Term Loan Amount and/or the Canadian Term Loan Amount may be increased by an amount in the aggregate for all such increases of the US Term Loan Amount and the Canadian Term Loan not to exceed the Available Increase Amount (each such increase, an "Increase"). Agent shall invite each applicable Lender to increase its Pro Rata Share of the US Term Loan Amount or the Canadian Term Loan Amount (as the case may be) (it being understood that no Lender shall be obligated to increase its Pro Rata Share of the US Term Loan Amount or the Canadian Term Loan Amount) in connection with a proposed Increase at the interest margin proposed by applicable Borrowers, and if sufficient Lenders do not agree to increase their Pro Rata Share of the US Term Loan Amount or the Canadian Term Loan Amount (as the case may be) in connection with such proposed Increase, then Applicable Agent or applicable Borrowers may invite any prospective lender who is reasonably satisfactory to Applicable Agent and applicable Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof. In no event may the US Term Loan Amount and the Canadian Term Loan Amount be increased pursuant to this Section 2.15 on more than 2 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the Dollar Equivalent of the aggregate amount of the Increases to the US Term Loan Amount and the Canadian Term Loan Amount exceed $15,000,000.
(b)    Each of the following shall be conditions precedent to any Increase of the US Term Loan Amount or the Canadian Term Loan Amount and the making of the additional portion of the US Term Loan (each, an "Additional Portion of the US Term Loan" and collectively, the "Additional Portions of the US Term Loan") or the additional portion of the Canadian Term Loan (each an "Additional Portion of the Canadian Term Loan" and collectively, the "Additional Portions of the Canadian Term Loan") in connection therewith:
(xi)    Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an "Increase Joinder"), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,
(xii)    each of the conditions precedent set forth in Section 3.2 are satisfied,
(xiii)    Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and

(xiv)    Borrowers shall have reached agreement with the Lenders (or prospective lenders) making the Additional Portion of the US Term Loan with respect to the interest margins applicable to the Additional Portion of the US Term Loan (which interest margins may be higher than, equal to, or lower than the interest margins applicable to the US Term Loan set forth in this Agreement immediately prior to the date of the making of such Additional Portion of the US Term Loan, as applicable (the date of the effectiveness of the making of such Additional Portion of the US Term Loan, as applicable, the "Increase Date")) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.15 (including any amendment necessary to effectuate the interest margins for the Additional Portion of the US Term Loan). Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Additional Portion of the US Term Loan is higher than the interest margin applicable to the US Term Loan hereunder immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the "Excess"), then the interest margin applicable to the US Term Loan immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.
(c)    Anything to the contrary contained herein notwithstanding, each Additional Portion of the US Term Loan shall be repaid in installments on the following dates and in the following amounts (it being understood and agreed that only such installment payments arising after such Additional Portion of the US Term Loan is made shall be required to be paid, but such installment payments shall be in addition to the payments required to be paid pursuant to Section 2.2):

Date	Installment Amount
September 30, 2015 and the last day of each fiscal quarter thereafter to and including March 31, 2020	1.25% of the aggregate Additional Portions of the US Term Loan made pursuant to Section 2.15 on or prior to such date

The outstanding unpaid principal balance and all accrued and unpaid interest on such Additional Portion of the US Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the US Term Loan in accordance with the terms hereof.
(d)    Anything to the contrary contained herein notwithstanding, each Additional Portion of the Canadian Term Loan shall be repaid in installments on the following dates and in the following amounts (it being understood and agreed that only such installment payments arising after such Additional Portion of the Canadian Term Loan is made shall be required to be paid, but such installment payments shall be in addition to the payments required to be paid pursuant to Section 2.2):

Date	Installment Amount
September 30, 2015 and the last day of each fiscal quarter thereafter to and including March 31, 2020	1.25% of the aggregate Additional Portions of the Canadian Term Loan made pursuant to Section 2.15 on or prior to such date

The outstanding unpaid principal balance and all accrued and unpaid interest on such Additional Portion of the Canadian Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of acceleration of the Canadian Term Loan in accordance with the terms hereof.
(e)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to the US Term Loan shall be deemed, unless the context otherwise requires, to include any Additional Portion of the US Term Loan made pursuant to the increased US Term Loan Amount pursuant to this Section 2.15, and unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to the Canadian Term Loan shall be deemed, unless the context otherwise requires, to include any Additional Portion of the Canadian Term Loan made pursuant to the increased Canadian Term Loan Amount pursuant to this Section 2.15.
(f)    Any additional US Term Loan and any additional US Term Loan Amount established pursuant to this Section 2.15 shall constitute and shall be a part of the US Term Loan and US Term Loan Amount under, and shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents, and any additional Canadian Term Loan and any additional Canadian Term Loan amount established pursuant to this Section 2.15 shall constitute and become a part of the Canadian Term Loan and Canadian Term Loan Amount under, and shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new US Term Loan Amount and any such new Canadian Term Loan Amount.
2.16.    Joint and Several Liability of US Borrowers.
(a)    Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents executed by US Borrowers in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each US Borrower and in consideration of the undertakings of the other US Borrowers hereunder.
(b)    Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.
(c)    If and to the extent that any US Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)    The Obligations of each US Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Obligations of each US Borrower enforceable against each US Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each US Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans, Term Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any US Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any US Borrower. Without limiting the generality of the foregoing, each US Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any US Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any US Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each US Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each US Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each US Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other US Borrower or any Agent or Lender.

(f)    Each US Borrower represents and warrants to Agent and Lenders that it is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each US Borrower further represents and warrants to Agent and Lenders that it has read and understands the terms and conditions of the Loan Documents. Each US Borrower hereby covenants that such US Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all US Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Person or to exhaust any remedies available to it or them against any Person or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any US Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each US Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other US Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full. Any claim which any US Borrower may have against any other US Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements is hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any US Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether, securities or other property, shall be made to any other US Borrower therefor.
(i)    Each US Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, it will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such US Borrower until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such US Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by US Borrower as trustee for Agent, and such US Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.17.    Joint and Several Liability of Canadian Borrowers,
(a)    Each Canadian Borrower is accepting joint and several liability hereunder and under the other Loan Documents executed by Canadian Borrowers in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Canadian Borrower and in consideration of the undertakings of the other Canadian Borrowers hereunder.
(b)    Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations (including any Canadian Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the Canadian Obligations shall be the joint and several obligations of each Canadian Borrower without preferences or distinction among them.
(c)    If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation until such time as all of the Obligations are paid in full.
(d)    The Canadian Obligations of each Canadian Borrower under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse Canadian Obligations of each Canadian Borrower enforceable against each Canadian Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.17(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Canadian Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans, Term Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Canadian Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Canadian Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Canadian Borrower. Without limiting the generality of the foregoing, each Canadian Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Canadian Borrower to comply with any of its respective

Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any Canadian Borrower, in whole or in part, from any of its Obligations under this Section 2.17, it being the intention of each Canadian Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Canadian Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The Canadian Obligations of each Canadian Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Canadian Borrower or any Agent or Lender.
(f)    Each Canadian Borrower represents and warrants to Agent and Lenders that it is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Canadian Borrower further represents and warrants to Agent and Lenders that it has read and understands the terms and conditions of the Loan Documents. Each Canadian Borrower hereby covenants that such Canadian Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.17 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Canadian Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Person or to exhaust any remedies available to it or them against any Person or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Canadian Borrower, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Canadian Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Canadian Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full. Any claim which any Canadian Borrower may have against any other Canadian Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements is hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Canadian Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether, securities or other property, shall be made to any other Canadian Borrower therefor.
(i)    Each Canadian Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, it will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Canadian Borrower until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Canadian Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by Canadian Borrower as trustee for Agent, and such Canadian Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.
3.1.    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder, any portion of the Delayed Draw Term Loan hereunder, or any Additional Portion of the US Tem Loan (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(i)    the representations and warranties of Parent and/or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(j)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4.    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5.    Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or equity financings if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6.    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.    Due Organization and Qualification; Subsidiaries.
(k)    Each Loan Party (i) is duly organized or incorporated and existing and in good standing (where applicable) under the laws of the jurisdiction of its organization or incorporation, (ii) is qualified to do business in any province or state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(l)    As of the Closing Date, set forth on Schedule 4.1(b) to the Disclosure Letter is a complete and accurate description of the authorized Equity Interests of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.
(m)    Set forth on Schedule 4.1(c) to the Disclosure Letter (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the direct and indirect Subsidiaries of Parent, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(n)    Except as set forth on Schedule 4.1(d) to the Disclosure Letter, there are no subscriptions, options, warrants, or calls relating to any shares of Parent's (as of the Closing Date) or any of Parent's Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument, and no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire (i) any shares of its Equity Interests or (ii) any security convertible into or exchangeable for any of its Equity Interests.
4.2.    Due Authorization; No Conflict.
(g)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(h)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not (i) violate any material provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4.    Binding Obligations; Perfected Liens.
(g)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(h)    Agent's Liens are validly created, perfected (with respect solely to Liens the creation and perfection of which are governed by the UCC, other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Security Documents, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 3.6 hereof or Section 7(k)(iv) of the US Guaranty and Security Agreement, and subject only to (i) the filing of financing statements, (ii) the US Copyright Security Agreement, and (iii) the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5.    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective material assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6(b) to the Disclosure Letter sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties' and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7.    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2014, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries, taken as a whole.
4.9.    Solvency.
(o)    The US Loan Parties, on a consolidated basis, are Solvent, and the Canadian Loan Parties, on a consolidated basis, are Solvent.
(p)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10.    Employee Benefits.

(f)    No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan or any Canadian Defined Benefit Pension Plan.
(g)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Benefit Plan complies with, and has been operated in accordance with, all applicable laws (including ERISA and the IRC) and the terms of such Employee Benefit Plan, (ii) each Employee Benefit Plan intended be qualified under Section 401 of the IRC has received a determination letter or opinion letter from the Internal Revenue Service that can be currently relied upon, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes or other similar amount with respect to an Employee Benefit Plan.
4.11.    Environmental Condition. To each Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on March 20, 2015 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13.    Patriot Act and Anti-Money Laundering & Anti-Terrorism. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"), and (c) Canadian Anti-Money Laundering & Anti-Terrorism Legislation. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14.    Indebtedness. Set forth on Schedule 4.14 to the Disclosure Letter is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all income and federal tax returns and reports of each Loan Party and its Subsidiaries and all other material state, provincial, territorial and other tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all material taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16.    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state, provincial or territorial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18.    OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened in writing against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state, provincial or territorial law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20.    [Intentionally Omitted].
4.21.    Leases. Each Loan Party and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.22.    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrowers and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

5.	AFFIRMATIVE COVENANTS.
Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent (with copies to each Lender), each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, maintain its billing systems and practices substantially as in effect as of the Closing Date and make material modifications thereto only with prior notice to, and with the consent of, Agent.
5.2.    [Intentionally Omitted].
5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each of its Subsidiaries and Parent to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization or incorporation (unless not applicable to such jurisdiction) and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing (unless not applicable to such jurisdiction) with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4.    Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries and Parent to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
5.5.    Taxes. Each Borrower will, and will cause each of its Subsidiaries and Parent to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, assets, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest. Except as provided in the prior sentence, each Borrower will, and will cause each of its Subsidiaries to, make timely payment or deposit of all such tax payments and material withholding taxes required of it and them by applicable laws, including those laws concerning FICA, FUTA, state disability, and local, state, provincial, territorial and federal income taxes.
5.6.    Insurance. Each Borrower will, and will cause each of its Subsidiaries and Parent to, at Borrowers' expense, maintain insurance respecting each Borrower's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Travelers Indemnity Company of America is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Parent and its Subsidiaries in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Borrowers shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries' casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right, upon notice to Administrative Borrower, to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7.    Inspection.
(e)    Each Borrower will, and will cause each of its Subsidiaries and Parent to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers, during regular business hours and not more than two times during any fiscal year of Parent.
(f)    Each Borrower will, and will cause each of its Subsidiaries and Parent to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and business/recurring revenue valuations at such reasonable times and intervals as Agent may designate. So long as no Event of Default has occurred and is continuing, Agent agrees to provide Administrative Borrower with a copy of the report for any such valuation upon request by Borrowers so long as (i) such report exists, (ii) the third person employed by Agent to perform such valuation consents to such disclosure, and (iii) Borrowers execute and deliver to Agent a non-reliance letter reasonably satisfactory to Agent.
5.8.    Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries and Parent to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.    Environmental. Each Borrower will, and will cause each of its Subsidiaries and Parent to,
(h)    Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(i)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(j)    Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(k)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10.    Disclosure Updates. Each Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.    Formation of Subsidiaries. Each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, (i) within 10 days of such formation or acquisition provide written notice to Agent of such formation or acquisition and (ii) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) at the election of Agent, cause such new Subsidiary that is a Domestic Subsidiary or a Subsidiary organized under the laws of Canada or any territory or province thereof to provide to Agent a joinder to this Agreement pursuant to which such new Subsidiary becomes a US Borrower or a Canadian Borrower, as applicable, hereunder and assumes all obligations and liabilities of US Borrowers or Canadian Borrowers hereunder, as applicable, and agrees to be bound by all of the provisions of the Credit Agreement as if it had been an original signatory thereto as a US Borrower or a Canadian Borrower, as applicable, (b) cause such new Subsidiary to provide to Agent a joinder to the US Guaranty and Security Agreement and the Canadian Guarantee and Security Agreement, as applicable, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary unless expressly not required by the Loan Documents); provided, that, the joinder to the US Guaranty and Security Agreement and such other security agreements shall not provide for a guaranty of the US Obligations and the Liens granted thereunder shall not secure the US Obligations, in each case with respect to any Subsidiary of Parent that is a CFC if providing such guaranty or such security agreements would result in adverse tax consequences or if the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee of US Obligations afforded thereby (with any such joinder, guarantee, pledge or security interest immediately terminating as and when such adverse tax consequences arise or exist), (c) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the US Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Parent that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged as security for the Obligations if pledging a greater amount would result in adverse tax consequences or if the costs to the Loan Parties of providing such pledge are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary) (with any such joinder, guarantee, pledge or security interest immediately terminating as and when such adverse tax consequences arise or exist), and (d) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12.    Further Assurances. Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such Additional Documents in order to create, perfect and continue perfection or to better perfect such Agent's Liens as security for the US Obligations would result in adverse tax consequences or if the costs to the Loan Parties of providing such documents are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the security afforded thereby (with any such joinder, guarantee, pledge or security interest immediately terminating as and when such adverse tax consequences arise or exist). To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries, including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to the Equity Interests and assets of CFCs as security for the US Obligations).
5.13.    Lender Meetings. Borrower will cause Parent, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, to hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.
5.14.    Bank Products. On or before the 120th day after the Closing Date (or such longer period agreed to by Agent in writing), the Loan Parties shall establish their primary depository and treasury management relationships in the United States with Wells Fargo or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement.

5.15.    Hedge Agreements. For so long as Wells Fargo is a Lender, during the term of this Agreement, the Loan Parties shall offer Wells Fargo, or one or more of its Affiliates, the first opportunity to bid for all interest rate protection, currency hedge agreements, foreign exchange agreements, or commodity hedge agreements to be entered into by any Borrower or one of its Subsidiaries.

6.	NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.    Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.    Liens. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.    Restrictions on Fundamental Changes. Each Borrower will not, and will not permit any of its Subsidiaries to,
(a)    Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between US Loan Parties, (ii) any merger or amalgamation between Canadian Loan Parties (other than any Canadian Loan Party organized in a jurisdiction located within the United States); provided, that with respect to both clauses (i) and (ii), (A) if any US Borrower is a party to such merger, such US Borrower must be the surviving entity, (B) if any Canadian Borrower is a party to such merger or amalgamation, such Canadian Borrower must be the surviving entity (or, in the case of an amalgamation, the continuing corporation resulting therefrom must be liable for the Canadian Obligations of Canadian Borrowers under the Loan Documents) and (C) no merger may occur between Parent and any Canadian Borrower, and in any merger between Parent and a US Borrower, Parent must be the surviving entity of any such merger, (iii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger or amalgamation (or, in the case of an amalgamation, the continuing corporation resulting therefrom must be liable for the Obligations of such Loan Party under the Loan Documents immediately prior to giving effect to such amalgamation), (iv) any merger or amalgamation between Subsidiaries of Parent that are not Loan Parties, and (v) Parent may change the rights or preferences of its Equity Interests so long as all of its Equity Interests are Qualified Equity Interests,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any

Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving; provided, that (A) in the event of the liquidation or dissolution of any US Borrower, all of the assets (including any interest in any Equity Interests) shall be transferred to a US Borrower that is not liquidating or dissolving and (B) in the event of the liquidation or dissolution of any Canadian Borrower, all of the assets (including any interest in any Equity Interests) shall be transferred to a Canadian Borrower that is not liquidating or dissolving, or
(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement (other than an (i) agreement that is entered into concurrently with the delivery of a notice of early termination of the Commitments and payment in full of all of the Obligations pursuant to Section 3.5 and the proceeds of such sale, lease, license assignment, transfer or other disposition will be used to pay all of the Obligations in full and (ii) agreement that expressly conditions such Borrower's or its Subsidiary's obligation to close or consummate such conveyance, sale, lease, license, assignment or other disposition upon receipt by the Loan Parties of the applicable consent required pursuant to Section 14.1) to convey, sell, lease, license, assign, transfer or otherwise dispose of) any of its or their assets.
6.5.    Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 to the Disclosure Letter or acquire any properties or assets that are not reasonably related or ancillary to the conduct of such business activities; provided, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6.    Prepayments and Amendments. Each Borrower will not, and will not permit any of its Subsidiaries to,
(g)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(xv)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and (C) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Permitted Purchase Money Indebtedness in an aggregate amount not to exceed $500,000 in any fiscal year, or
(xvi)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(h)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) any other Permitted Indebtedness but only so long as, with respect to this clause (D), the amendment, modification or change of such terms or provisions does not involve (1) the payment terms (including any provisions regarding interest rates, principal or interest payment or prepayment amounts, total principal amounts or similar or related terms and provisions) of or subordination provisions respecting any such Permitted Indebtedness or (2) any other provisions of such Permitted Indebtedness except to the extent that (x) no Default or Event of Default exists at the time or results by virtue of any such amendment, modification or other alteration and (y) such amendment, modification or other alteration could not reasonably be expected to be materially adverse to the interests of Agent and Lenders, or
(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7.    Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
(q)    Parent may make Restricted Payments to current or former employees, officers, consultants, or directors of Parent or any of its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of repurchases or redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such Restricted Payments made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $500,000 in the aggregate,
(r)    Parent may make Restricted Payments to current or former employees, officers, consultants, or directors of Parent or any of its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,
(s)    Parent may make Restricted Payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination, so long as such conversion, stock dividend or stock split is not prohibited by Section 6.12.

(t)    Parent may exchange Qualified Equity Interests for other Qualified Equity Interests; provided, that cash payment may be made by Parent in exchange for fractional shares,
(u)    Parent may make the non-cash Restricted Payments of Equity Interests of Parent deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price for such stock options or warrants, and Parent may make cash payments in connection with the satisfaction of related withholding tax obligations,
(v)    Parent may make Restricted Payments to purchase, repurchase, redeem, defease, acquire or retire for value Equity Interests of Parent in an aggregate amount not to exceed $5,000,000 in the aggregate from and after the Closing Date; provided, further¸ that immediately before and immediately after giving effect to each such Restricted Payment the sum of Availability plus Qualified Cash shall exceed $20,000,000,
(w)    Parent may, in connection with any Permitted Acquisition, receive or accept the return to Parent or any of the Loan Parties of Equity Interests of Parent constituting a portion of the Purchase Price for such Permitted Acquisition in settlement of indemnification claims, and
(x)    Parent may make Restricted Payments with proceeds from substantially concurrent issuances of Equity Interests.
6.8.    Accounting Methods. Each Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9.    Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.    Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(d)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions are (i) fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions; provided, that such prior disclosure to Agent shall not be required with respect to any transaction between or among Parent and its Subsidiaries that is otherwise permitted hereunder, and (ii) no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(e)    so long as it has been approved by Parent's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

(f)    so long as it has been approved by Parent's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, consultants and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice,
(g)    transactions permitted by Section 6.1, Section 6.3, Section 6.7 or Section 6.9, or any Permitted Intercompany Advance, and
(h)    transactions pursuant to the agreements set forth on Schedule 6.10 to the Disclosure Letter.
6.11.    Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of (a) any Delayed Draw Term Loan or Additional Portion of the US Term Loan made hereunder for any purpose other than the payment of all or a portion of the purchase price payable in connection with a Permitted Acquisition consummated substantially concurrently with the Borrowing of such Delayed Draw Term Loan or Additional Portion of the US Term Loan, (b) any loan made hereunder for any purpose other than (i) on the Closing Date, (x) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (y) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (ii) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation for Borrowers' working capital, capital expenditures and general corporate needs (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).
6.12.    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, each Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests (other than Equity Interests issued by a Subsidiary of Parent and required to be pledged to Agent pursuant to the terms of the Loan Documents).
6.13.    [Intentionally Omitted].
6.14.    Canadian Pension Plans. No Loan Party shall: (i) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Pension Plan, without the prior written consent of Agent; or (ii) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Pension Plan, without the prior written consent of Agent.
6.15.    Reserved.

6.16.    Applications Under the CCAA and BIA. Parent, each other Loan Party and their respective Subsidiaries acknowledge that its business and financial relationships with the Lenders are unique from its relationship with any other of its creditors. Parent, each other Loan Party and their respective Subsidiaries agree that it shall not file any plan of arrangement under the CCAA or proposal under the BIA which provides for, or would permit, directly or indirectly, the Lenders to be classified with any other creditors of Parent, any other Loan Party or their respective Subsidiaries for purposes of such CCAA plan of arrangement, BIA proposal or otherwise.

7.	FINANCIAL COVENANTS.
Each of Parent and each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Parent and the Borrowers will:
(i)    Minimum Liquidity/Fixed Charge Coverage Ratio. (i) Prior to the FCCR Covenant Triggering Date, maintain Liquidity at all times of at least $10,000,000 (which automatically shall be reduced to $8,000,000 commencing upon the last day of the first quarter for which Borrowers achieve TTM EBITDA, measured on a quarter-end basis, of at least $8,000,000), and (ii) commencing on the FCCR Covenant Triggering Date, have a Fixed Charge Coverage Ratio, measured on each March 31, June 30, September 30 and December 31 of at least 1.10 to 1.00 for the 4 quarter period ending on each such date.
(j)    Minimum EBITDA/Leverage Ratio. (i) Prior to Leverage Ratio Covenant Triggering Date, achieve EBITDA, measured on a quarter-end basis for each Reference Period ending after the Closing Date, of at least the amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Amount
March 31, 2015	$1,000,000
June 30, 2015	$1,000,000
September 30, 2015	$1,500,000
December 31, 2015	$2,500,000
March 31, 2016	$3,750,000
June 30, 2016	$4,750,000
September 30, 2016	$5,650,000
December 31, 2016	$6,000,000
March 31, 2017	$6,500,000
June 30, 2017	$7,000,000
September 30, 2017	$7,500,000
December 31, 2017	$8,250,000
March 31, 2018	$8,500,000
June 30, 2018	$9,000,000
September 30, 2018	$9,500,000
December 31, 2018 and each March 31, June 30, September 30 and December 31 thereafter	$10,000,000

and (ii) commencing on the Leverage Ratio Covenant Triggering Date, have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Date	Applicable Ratio
September 30, 2016	4.00 to 1.00
December 31, 2016	4.00 to 1.00
March 31, 2017	3.75 to 1.00
June 30, 2017	3.50 to 1.00
September 30, 2017	3.25 to 1.00
December 31, 2017	3.00 to. 1.00
March 31, 2018	2.75 to 1.00
June 30, 2018	2.50 to 1.00
September 30, 2018	2.50 to 1.00
December 31, 2018	2.25 to 1.00
March 31, 2019 and each June 30, September 30, December 31 and March 31 thereafter	2.00 to 1.00

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1.    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2.    Covenants. If any Loan Party or any of its Subsidiaries:
(c)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower's affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.13, or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the US Guaranty and Security Agreement, or (v) Section 7 of the Canadian Guarantee and Security Agreement;

(d)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization) 5.4, 5.5, 5.8 and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(e)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3.    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5.    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6.    Default Under Other Agreements. If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder.
8.7.    Representations, etc. If any warranty, representation, certificate, statement or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8.    Guaranty. If the obligation of any Guarantor under the guaranty contained in the US Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than as expressly permitted by or in accordance with the terms of this Agreement.
8.9.    Security Documents. If the US Security Documents, the Canadian Security Documents, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
8.10.    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or
8.11.    Change of Control. A Change of Control shall occur.

9.	RIGHTS AND REMEDIES.
9.1.    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(f)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Applicable Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(g)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of any Applicable Swing Lender to make Swing Loans, and (iii) the obligation of any Issuing Bank to issue Letters of Credit; and
(h)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Applicable Agent to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (2) Bank Product Collateralization to be held as security for Borrowers' or their Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.
9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the PPSA or UCC, as applicable, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.
10.1.    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2.    The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the UCC and the PPSA, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3.    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent, Administrative Borrower, any other Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent, Administrative Borrower or any other Borrower:	c/o Administrative Borrower UPLAND SOFTWARE, INC. Frost Tower 401 Congress Avenue, Suite 1850 Austin, Texas 78701 Attn: Michael D. Hill Fax No.: (512) 960-1001 Email: mhill@uplandsoftware.com

with copies to:	WILSON SONSINI GOODRICH & ROSATI, P.C. 650 Page Mill Road Palo Alto, California 94304 Attn: Andrew J. Hirsch, Esq. Fax No.: (650) 493-6811 Email: AHirsch@wsgr.com

If to Agent, US Agent or Canadian Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION One Boston Place, 20th Floor Boston, Massachusetts 02108 Attn: Technology Finance Manager Fax No. (866) 365-0385

with copies to:	WELLS FARGO CAPITAL FINANCE CORPORATION CANADA 40 King Street West, 25th Floor Suite 2500 Toronto, Ontario M5H 3Y2 Attn: Credit Officer Fax No. (866) 228-8782

GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Maria T. McGuire, Esq. Fax No.: (312) 863-7442

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(y)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(z)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(aa)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN

DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(bb)    EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(cc)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, CANADIAN SWING LENDER, US SWING LENDER, ANY OTHER LENDER, ANY ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(dd)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.
(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.    Assignments and Participations.
(l)    (1) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender;

provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and
(B)    Agent, Canadian Swing Lender, US Swing Lender and Issuing Banks.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500, and
(G)    in the case of an assignment or transfer by a Canadian Lender, there is a corresponding assignment or transfer by the related US Lender (which may, in certain circumstances be the same institution) to an Assignee with respect to the transferred US Obligations who is related to the Assignee with respect to the transferred Canadian Obligations (which may in certain circumstances be the same institution) of an amount which bears the same proportion to the related US Lender's Commitment as the amount assigned or transferred by the Canadian Lender bears to the Canadian Lender's Commitment, and vice versa in the case of an assignment or transfer by a US Lender,

(H)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").
(m)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(n)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(o)    Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(p)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(q)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
(r)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, or in favor of the Bank of Canada, and such Federal Reserve and the Bank of Canada may enforce such pledge or security interest in any manner permitted under applicable law.
(s)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of any Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of any Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The Register and the register described in the preceding sentence are intended to establish that Borrowers' obligations hereunder are in registered form of purposes of Section 5f.103-1(c) of the United States Treasury Regulations. The Register shall be available for inspection by Borrowers at reasonable times and from time to time upon reasonable prior written notice by Borrowers to Agent.
(t)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Such Participant Register shall be substantially similar to the Register and shall conform and be subject to provisions substantially similar to Section 13.1(h), in order to establish that Borrowers' obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.

(u)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1.    Amendments and Waivers.
(d)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrowers, on behalf of all applicable Loan Parties that are party thereto, and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(xvii)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(xviii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(xix)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders) and (z) any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes hereof),
(xx)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(xxi)    amend, modify, or eliminate Section 3.1 or 3.2,

(xxii)    amend, modify, or eliminate Section 15.11,
(xxiii)    other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,
(xxiv)    amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",
(xxv)    contractually subordinate any of Agent's Liens,
(xxvi)    other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(xxvii)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f), or
(xxviii)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties;
(e)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(iii)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),
(iv)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(f)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to an Issuing Bank, or any other rights or duties of an Issuing Bank under this Agreement or the other Loan Documents, without the written consent of such Issuing Bank, Agent, Borrowers, and the Required Lenders;
(g)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to a Canadian Swing Lender, US Swing Lender, or any other rights or duties of Canadian Swing Lender or US Swing Lender under this Agreement or the other Loan Documents, without the written consent of such Canadian Swing Lender or US Swing Lender and Agent, Borrowers, and the Required Lenders; and

(h)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.
14.2.    Replacement of Certain Lenders.
(i)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(j)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENTS; THE LENDER GROUP.
15.1.    Appointment and Authorization of Agent, US Agent and Canadian Agent.
(k)    Each Lender hereby designates and appoints (i) Wells Fargo as its agent as Agent and US Agent and (ii) WFCFCC as its agent as Canadian Agent, under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent, US Agent or Canadian Agent, as applicable, to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent, US Agent or Canadian Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent, US Agent and Canadian Agent each agree to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent, US Agent and Canadian Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent, US Agent or Canadian Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent, US Agent or Canadian Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent, US Agent or Canadian Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, US Agent and Canadian Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent, US Agent or Canadian Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent, US Agent or Canadian Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent, US Agent and Canadian Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent, US Agent or Canadian Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent, US Agent or Canadian Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
(l)    In addition, and without limiting any of the foregoing, for the purposes of holding any security or hypothec granted by any Loan Party pursuant to the laws of the Province of Québec to secure the prompt payment and performance of all Obligations of any Loan Party, each of the Loan Parties, Lenders and Bank Product Providers hereby irrevocably appoints and authorizes the Agents and, to the extent necessary, ratifies the appointment and authorization of the Agents, to act as the hypothecary representative of the Loan Parties, the Lenders and Bank Product Providers as contemplated under Article 2692 of the Civil Code, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any hypothec, applicable laws or otherwise, (ii) benefit from and be subject to all provisions hereof with respect to the Agents mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Loan Parties, the Lenders and Bank Product Providers, and (iii) be entitled to delegate from time to time any of its powers or duties under any hypothec, on such terms and conditions as it may determine from time to time. Any person who becomes a Lender and Bank Product Provider shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforementioned hypothecs and to have ratified, as of the date it becomes a Lender and Bank Product Provider, all actions taken by the Attorney in such capacity. The substitution of an Agent pursuant to the provisions of this Article shall also constitute the substitution of the Attorney.
15.2.    Delegation of Duties. Agent, US Agent and Canadian Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent , US Agent and Canadian Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.    Liability of Agents. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent, US Agent or Canadian Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
15.4.    Reliance by Agents. Agent, US Agent and Canadian Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent, US Agent or Canadian Agent. Agent, US Agent and Canadian Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent, US Agent or Canadian Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent, US Agent or Canadian Agent shall act, or refrain from acting, as it deems advisable. If Agent, US Agent or Canadian Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent, US Agent and Canadian Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.    Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to any Agent for the account of the Lenders and, except with respect to Events of Default of which any Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which any Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its

Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6.    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent, US Agent or Canadian Agent hereinafter taken, including any review of the affairs of Parent, Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, no Agent shall have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that no Agent has any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into any Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7.    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8.    Agents in Individual Capacities. Wells Fargo, WFCFCC and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo and WFCFCC were not Agents hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo, WFCFCC or their respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include each of Wells Fargo and WFCFCC in its individual capacity.
15.9.    Successor Agent. Each of Agent, Canadian Agent or US Agent may resign as Agent, Canadian Agent or US Agent, respectively upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the

Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent, Canadian Agent or US Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent, Canadian Agent or US Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's Canadian Agent's or US Agent's resignation is effective, it is acting as an Issuing Bank, Canadian Swing Lender or US Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank, Canadian Swing Lender or US Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent, Canadian Agent or US Agent is appointed prior to the effective date of the resignation of Agent, Canadian Agent or US Agent, as applicable, Agent, Canadian Agent or US Agent, as applicable, may appoint, after consulting with the Lenders and Borrowers, a successor Agent, Canadian Agent or US Agent, as applicable. If Agent, Canadian Agent or US Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, Required Lenders may agree in writing to remove and replace Agent, Canadian Agent or US Agent, as applicable, with a successor Agent, Canadian Agent or US Agent, as applicable, from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent, Canadian Agent or US Agent, as applicable, hereunder, such successor Agent, Canadian Agent or US Agent, as applicable, shall succeed to all the rights, powers, and duties of the retiring Agent, Canadian Agent or US Agent, as applicable, and the term "Agent", "Canadian Agent" or "US Agent" shall mean such successor Agent, Canadian Agent or US Agent, as applicable, and the retiring Agent's Canadian Agent's or US Agent's, as applicable, appointment, powers, and duties as Agent, Canadian Agent or US Agent, as applicable, shall be terminated. After any retiring Agent's, Canadian Agent's or US Agent's resignation hereunder as Agent, Canadian Agent or US Agent, as applicable, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, Canadian Agent or US Agent under this Agreement. If no successor Agent, Canadian Agent or US Agent, as applicable, has accepted appointment as Agent, Canadian Agent or US Agent, as applicable, by the date which is 30 days following a retiring Agent's, Canadian Agent's or US Agent's notice of resignation, the retiring Agent's, Canadian Agent's or US Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent, Canadian Agent or US Agent, as applicable, hereunder until such time, if any, as the Lenders appoint a successor Agent, Canadian Agent or US Agent, as applicable, as provided for above.
15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11.    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, US Agent or Canadian Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any certificate from any Borrower, without further inquiry, that such sale or disposition is permitted under Section 6.4), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent's, US Agent's or Canadian Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, the PPSA or any other applicable law, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the PPSA, the UCC or any other applicable law, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with the PPSA, the UCC or any other applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent, US Agent and Canadian Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's, US Agent's or Canadian Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent, US Agent and Canadian Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's, US Agent's or Canadian Agent's opinion, could expose Agent, US Agent or Canadian Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, US Agent or Canadian Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent, US Agent or Canadian Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    None of Agent, US Agent or Canadian Agent shall have any obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's, US Agent's or Canadian Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent, US Agent or Canadian Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent, US Agent and Canadian Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's, US Agent's and Canadian Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent, US Agent and Canadian Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12.    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. For the avoidance of doubt, no amounts received by any Lender with respect to payment, foreclosure, setoff or otherwise, or proceeds of Collateral of the Canadian Loan Parties (other than Collateral of US Borrowers also securing the US Obligations) or payments with respect to Canadian Obligations shall be required to be shared with or otherwise economically benefit the US Agent or Lenders with respect to US Obligations in their capacities as such.
15.13.    Agency for Perfection. Agent, US Agent and Canadian Agent hereby appoint Agent, US Agent, Canadian Agent and each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's, US Agent's and Canadian Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC, or any other provision of the PPSA, or other applicable law, can be perfected by possession or control. Should any Lender obtain possession or control of any such

Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent, US Agent, Canadian Agent or in accordance with Agent's instructions.
15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent, US Agent and Canadian Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent, US Agent or Canadian Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, US Agent or Canadian Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.    Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each financial examination report respecting Parent or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any financial examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Borrowers' personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent, US Agent or Canadian Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent, US Agent or Canadian Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrowers or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.
16.1.    Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. If any deduction or withholding of any Tax is required from a payment made by Borrowers hereunder or under any note or other Loan Document pursuant to applicable law, the Applicable Borrowers or Agent shall be entitled to deduct or withhold such Tax and shall timely pay such amount that is deducted or withheld to the appropriate Governmental Authority, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Applicable Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount that would have been paid if no deduction or withholding for Indemnified Taxes had been made. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts or other reasonable documentation evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Tax Indemnitee); provided, however, no Loan Party that is a CFC shall have any obligation to make an indemnity payment, or have liability, under this Section 16.1, with respect to an "obligation of a United States person" within the meaning of Section 956(c) of the IRC and the Treasury Regulations promulgated thereunder (taking it account any exceptions provided therein).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.
16.2.    Exemptions.
(j)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a CFC related to any Borrower within the meaning of

Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(k)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(l)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(m)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, that such Participant shall not be entitled to receive any greater payment under Section 2.11(l), 2.12(d), 2.13(a) or this Section 16 with respect to such participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(n)    If a payment made to a Lender hereunder or under any note or other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Administrative Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Administrative Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for Administrative Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
16.3.    Reductions.
(j)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(k)    If the IRS or any other Governmental Authority of the United States, Canada or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4.    Refunds. If Agent, US Agent, Canadian Agent or a Lender determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent, US Agent, Canadian Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent, US Agent, Canadian Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent, US Agent, Canadian Agent or such Lender hereunder) to Agent, US Agent, Canadian Agent or such Lender in the event Agent or US Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent, US Agent, Canadian Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.
17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.    Revival and Reinstatement of Obligations; Certain Waivers.
(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
(b)    Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor's partial payment.

17.9.    Confidentiality.
(c)    Agent, Canadian Agent, US Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent, Canadian Agent, US Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, Canadian Agent, US Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(d)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials so long as such information is otherwise generally available to the public and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Agent.
(e)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States and Canadian federal, state, provincial or territorial securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, US Agent, Canadian Agent, any Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11.    Patriot Act and Anti-Money Laundering & Anti-Terrorism Compliance.
(a)    Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each

Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
(b)    The Lenders may be subject to Canadian Anti-Money Laundering & Anti-Terrorism Legislation and "know your customer" rules and regulations, and they hereby notify Borrowers that in order to comply with such legislation, rules and regulations, they may be, among other things, required to obtain verify and record information pertaining to Borrowers, which information may relate to among other things, the names, addresses, corporate directors, corporate registration numbers, corporate tax numbers, corporate shareholders and banking transactions of Borrowers. Borrowers hereby agree to take such actions and to provide, upon request, such information and access to information regarding Borrowers that is required to enable the Lenders to comply with such Canadian Anti-Money Laundering & Anti-Terrorism Legislation and "know your customer" rules and regulations.
17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase this Agreement Currency with the Judgment Currency. If the amount of this Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in this Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of this Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
17.14.    Certain Tax Matters. Notwithstanding anything set forth herein or in any other Loan Document to the contrary, the parties agree that (i) Canadian Loan Parties shall not have any obligation to make any payment of principal or interest with respect to any Loan to a US Borrower, and (ii) no Loan Party that is a CFC shall have any obligation to make an indemnity payment or have liability with respect to an "obligation of a United States person" within the meaning of Section 956(c) of the IRC and Treasury Regulations promulgated thereunder (taking into account any exceptions provided therein).
17.15.    Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans, Term Loans, Delayed Draw Term Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans, Delayed Draw Term Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Accounts and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.15 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT AND A US BORROWER:	UPLAND SOFTWARE, INC., a Delaware corporation By: /s/ John T. McDonald Name: John T. McDonald Title: Chairman and Chief Executive Officer

US BORROWERS:	UPLAND SOFTWARE I, INC., a Delaware corporation By: /s/ John T. McDonald Name: John T. McDonald Title: President

UPLAND SOFTWARE II, INC., a Delaware corporation By: /s/ John T. McDonald Name: John T. McDonald Title: President

UPLAND SOFTWARE III, LLC, a Delaware limited liability company By: /s/ John T. McDonald Name: John T. McDonald Title: President

UPLAND SOFTWARE IV, INC., a Nebraska corporation By: /s/ John T. McDonald Name: John T. McDonald Title: President

Signature Page to Credit Agreement

UPLAND SOFTWARE V, INC., a Delaware corporation By: /s/ John T. McDonald Name: John T. McDonald Title: President

UPLAND SOFTWARE VI, LLC, a New Jersey limited liability company By: /s/ John T. McDonald Name: John T. McDonald Title: President

UPLAND SOFTWARE VII, INC., a Delaware corporation By: /s/ John T. McDonald Name: John T. McDonald Title: President

UPLAND IX, LLC, a Delaware limited liability company By: /s/ John T. McDonald Name: John T. McDonald Title: President and Chairman

CANADIAN BORROWERS:	UPLAND SOFTWARE INC., a Canadian federal corporation By: /s/ John T. McDonald Name: John T. McDonald Title: President

SOLUTION Q INC., an Ontario corporation By: /s/ John T. McDonald Name: John T. McDonald Title: Chief Executive Officer and President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as US Agent, and as a Lender By: /s/ Brian Velardo Name: Brian Velardo Its Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as Canadian Agent and as a Lender By: /s/ David Phillips Name: David Phillips Title: Senior Vice President

Signature Page to Credit Agreement

Schedule C-1

Lender	Canadian Revolver Commitment	US Revolver Commitment	Canadian Term Loan Commitment	US Term Loan Commitment	Delayed Draw Term Loan Commitments	Total Commitments
Wells Fargo Bank, National Association	$0	$9,000,000	$0	$19,000,000	$10,000,000	$38,000,000
Wells Fargo Capital Finance Corporate Canada	$1,000,000	$0	$6,000,000	$0	$0	$7,000,000
TOTAL	$1,000,000	$9,000,000	$6,000,000	$19,000,000	$10,000,000	$45,000,000

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.
"Additional Portion of the Canadian Term Loan" and "Additional Portions of the Canadian Term Loan" have the respective meanings specified therefor in Section 2.15 of the Agreement.
"Additional Portion of the US Term Loan" and "Additional Portions of the US Term Loans" have the respective meanings specified therefor in Section 2.15 of the Agreement.
"Administrative Borrower" has the meaning specified therefor in Section 17.15 of the Agreement.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement:

Schedule 1.1 – Page 1

(a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Liens" means the Liens granted by a Borrower or its Subsidiaries to Agent under the Loan Documents and securing all or a portion of the Obligations.
"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.
"Applicable Agent" means (a) with respect to Canadian Revolving Loans, Canadian Protective Advances and the Canadian Term Loan, Canadian Agent and (b) with respect to US Revolving Loans, US Protective Advances, the Delayed Draw Term Loan and the US Term Loan, US Agent.
"Applicable Agent's Account" means the Canadian Agent's Account and/or the US Agent's Account, as the context requires.
"Applicable Borrower" or "Applicable Borrowers" means, individually or collectively as the context requires, (a) with respect to US Revolving Loans, US Swing Loans, US Letters of Credit, US Protective Advances, the Delayed Draw Term Loan and the US Term Loan, US Borrowers and (b) with respect to Canadian Revolving Loans, Canadian Swing Loans, Canadian Letters of Credit, Canadian Protective Advances and the Canadian Term Loan, Canadian Borrowers.
"Applicable Credit Amount Percentage" means the percentage set forth in the following table for the applicable period set forth opposite thereto:

Schedule 1.1 – Page 2

Applicable Period	Applicable Credit Amount Percentage
From the Closing Date through June 29, 2016	80.00%
June 30, 2016 through September 29, 2016	78.75%
September 30, 2016 through December 30, 2016	77.50%
December 31, 2016 through March 30, 2017	76.25%
March 31, 2017 through June 29, 2017	75.00%
June 30, 2017 through September 29, 2017	73.75%
September 30, 2017 through December 30, 2017	72.50%
December 31, 2017 through March 30, 2018	71.25%
March 31, 2018 through June 29, 2018	70.00%
June 30, 2018 through September 29, 2018	68.75%
September 30, 2018 through December 30, 2018	67.50%
December 31, 2018 through March 30, 2019	66.25%
March 31, 2019 through June 29, 2019	65.00%
June 30, 2019 through September 29, 2019	63.75%
September 30, 2019 through December 30, 2019	62.50%
December 31, 2019 through March 30, 2020	61.25%
March 31, 2020 through the Maturity Date	60.00%

"Applicable Issuing Bank" means, (a) with respect to Canadian Letters of Credit, Canadian Issuing Bank and (b) with respect to US Letters of Credit, US Issuing Bank.
"Applicable Lenders" means, (a) with respect to US Revolving Loans, US Letters of Credit, Delayed Draw Term Loans and the US Term Loan, the US Lenders and (b) with respect to Canadian Revolving Loans, Canadian Letters of Credit and the Canadian Term Loan, the Canadian Lenders.

Schedule 1.1 – Page 3

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or Non-Base Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the "Leverage Ratio Calculation"); provided, that for the period from the Closing Date through the date Agent receives the Leverage Ratio Calculation in respect of the testing period ending December 31, 2015, the Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to Non-Base Rate Loans (the "Non-Base Rate Margin")
I	If the Leverage Ratio is less than 2.00:1.0	3.00 percentage points	4.00 percentage points
II	If the Leverage Ratio is greater than or equal to 2.00:1.0 and less than 3.50:1.0	3.50 percentage points	4.50 percentage points
III	If the Leverage Ratio is greater than or equal to3.50:1.0	4.00 percentage points	5.00 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall promptly deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

Schedule 1.1 – Page 4

"Applicable Revolving Lenders" means (a) with respect to US Revolving Loans and US Letters of Credit, the US Revolving Lenders and (b) with respect to Canadian Revolving Loans and Canadian Letters of Credit, the Canadian Revolving Lenders.
"Applicable Swing Lender" means (a) with respect to Canadian Swing Loans, the Canadian Swing Lender and (b) with respect to US Swing Loans, the US Swing Lender, as the context requires.
"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
"Authorized Person" means any one of the individuals identified on Schedule A-2 to the Disclosure Letter to the Agreement, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.
"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $15,000,000 minus (b) the Dollar Equivalent of the aggregate principal amount of Increases to the US Term Loan Amount and the Canadian Term Loan Amount previously made pursuant to Section 2.15 of the Agreement.
"Availability" means, as of any date of determination, the sum of US Availability plus Canadian Availability.
"Bank Product" means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Agreements" means the US Bank Product Agreements and/or the Canadian Bank Product Agreements, as the context requires.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Applicable Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent and its Subsidiaries to any Bank Product Provider

Schedule 1.1 – Page 5

pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.
"Bank Product Provider" means any Lender or any of its Affiliates (including with respect to Wells Fargo, WFCFCC), including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
"Bank Product Provider Agreement" means an agreement in substantially the form attached hereto as Exhibit B-1 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
"Bankruptcy Code" means (i) title 11 of the United States Code, (ii) the BIA, (iii) the Companies' Creditors Arrangement Act (Canada), (iv) the Winding-Up and Restructuring Act (Canada), (v) the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement in connection with a compromise of such Person's debt obligations and/or (vi) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.
"Base Rate" means the US Base Rate; provided, that with respect to Canadian Obligations denominated in U.S. Dollars or Canadian Dollars, Base Rate means the Canadian Prime Rate.
"Base Rate Loan" means each portion of the Revolving Loans or the Term Loans that bears interest at a rate determined by reference to the applicable Base Rate.
"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

Schedule 1.1 – Page 6

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"BIA" means the Bankruptcy and Insolvency Act (Canada) as amended from time to time (or any successor statute).
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Borrowers" means Canadian Borrowers and US Borrowers, and individually, each a "Borrower".
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Borrowing" means a US Borrowing and/or a Canadian Borrowing, as the context requires.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, the state of New York or the state of Texas, except that (a) if a determination of a Business Day shall relate to a Loan that bears interest at a rate determined by reference to the US LIBOR Rate, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, and (b) if a determination of a Business Day shall relate to a Canadian Revolving Loan, Canadian Term Loan or Canadian Letter of Credit (including a request therefor), the term "Business Day" also shall exclude any day on which banks are authorized or required to close in Toronto, Ontario, Canada.
"CAD" or "C$" means Canadian dollars.
"Canadian Agent" means WFCFCC, in its role as Canadian administrative agent.
"Canadian Agent's Account" means the Deposit Account identified on Schedule A-1 to the Disclosure Letter as Canadian Agent's Account (or such other Deposit Account that has been designated as such, in writing, by Canadian Agent to Borrowers and the Lenders).
"Canadian Anti-Money Laundering & Anti-Terrorism Legislation" means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression

Schedule 1.1 – Page 7

of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.
"Canadian Availability" means, as of any date of determination, the Dollar Equivalent of the amount that Canadian Borrowers are entitled to borrow as Canadian Revolving Loans under Section 2.1 of the Agreement (after giving effect to the applicable then outstanding Canadian Revolver Usage).
"Canadian Bank Product" means any one or more of the following financial products or accommodations extended to a Canadian Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "P-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Canadian Bank Product Agreements" means those agreements entered into from time to time by a Canadian Loan Party with a Bank Product Provider in connection with the obtaining of any of the Canadian Bank Products.
"Canadian Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Borrower or its Subsidiaries (other than a US Loan Party) to any Bank Product Provider pursuant to or evidenced by a Canadian Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Canadian Hedge Obligations, and (c) all amounts that Canadian Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Canadian Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Canadian Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries (other than a US Loan Party).
"Canadian BA Rate" means, on any day, with respect to the Interest Period for a Canadian BA Rate Loan, the interest rate determined by the Agent by reference to the arithmetic average of the discount rates quoted for bankers' acceptances in Canadian Dollars for such term on the Reuters Screen CDOR Page at or about 10:00 a.m. (Toronto time) determined on the first day of the applicable term or, in the event that such Reuters Screen CDOR Page does not appear on such day for such term, the rate determined by the Agent by reference to the arithmetic average of the discount rates for bankers' acceptances for such term quoted by the banks listed in Schedule I to the Bank Act (Canada) determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the first day of the applicable term.
"Canadian BA Rate Loan" means each portion of the Canadian Revolving Loans (including Canadian Swing Loans and Canadian Protective Advances) or Canadian Term Loans that bears interest at a rate determined by reference to the Canadian BA Rate.
"Canadian Bank Product Reserves" means, as of any date of determination, those reserves that Canadian Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of a Borrower or its Subsidiaries

Schedule 1.1 – Page 8

(other than a US Loan Party) in respect of Canadian Bank Product Obligations) in respect of Canadian Bank Products then provided or outstanding.
"Canadian Benefit Plan" means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by a Loan Party.
"Canadian Borrower" and "Canadian Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.
"Canadian Borrowing" means a borrowing consisting of Canadian Revolving Loans made by the Lenders (or Canadian Agent on behalf thereof), or by Canadian Swing Lender in the case of a Canadian Swing Loan, or by Canadian Agent in the case of an Canadian Protective Advance.
"Canadian Copyright Security Agreement" has the meaning specified therefor in the Canadian Guarantee and Security Agreement.
"Canadian Defined Benefit Pension Plan" means a Canadian Pension Plan which contains a "defined benefit provision," as defined in subsection 147.1(1) of the Income Tax Act (Canada).
"Canadian Designated Account" means the Canadian Deposit Account of Canadian Borrowers identified on Schedule D-1 to the Disclosure Letter (or such other Deposit Account of Canadian Borrowers located at Designated Account Bank that has been designated as such, in writing, by Canadian Borrowers to Agent).
"Canadian Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Disclosure Letter (or such other bank that is located within Canada that has been designated as such, in writing, by Canadian Borrowers to Agent).
"Canadian Dollar Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Canadian Dollars with Dollars.
"Canadian Guarantee and Security Agreement" means a Guarantee and Security Agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Canadian Loan Party to Agent.
"Canadian Guarantor" means (a) Parent, (b) each Subsidiary of Parent organized under the laws of Canada, or any province or territory thereof (other than Canadian Borrowers), and (c) each other Person that guaranties all or a part of the Canadian Obligations.
"Canadian Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Canadian Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

Schedule 1.1 – Page 9

"Canadian Issuing Bank" means WFCFCC, any of its Affiliates or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender's sole discretion, to become a Canadian Issuing Bank for the purpose of issuing or arranging for Canadian Letters of Credit or, if WFCFCC is the Canadian Issuing Bank, Canadian Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and Canadian Issuing Bank shall be a Lender.
"Canadian Lender" means each Lender that has a Canadian Revolver Commitment or a Canadian Term Loan Commitment or that has a portion of the Canadian Term Loan.
"Canadian Letter of Credit" means a letter of credit issued by Canadian Issuing Bank for the account of a Canadian Borrower.
"Canadian Letter of Credit Disbursement" means a payment made by Canadian Issuing Bank pursuant to a Canadian Letter of Credit.
"Canadian Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Canadian Letter of Credit Usage on such date.
"Canadian Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"Canadian Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Canadian Letters of Credit minus any undrawn amount of any outstanding Canadian Letters of Credit previously calculated as Canadian Letter of Credit Usage that are subject to Letter of Credit Collateralization on such date of determination.
"Canadian Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Canadian Loan Party" means any Canadian Borrower or any Canadian Guarantor.
"Canadian Maximum Revolver Amount" means $1,000,000, as decreased by the amount of reductions in the Canadian Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
"Canadian Obligations" means (a) all loans (including the Canadian Revolving Loans (inclusive of Canadian Protective Advances and Canadian Swing Loans) and the Canadian Term Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Canadian Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Canadian Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any Canadian Loan Party, fees (including the fees provided for in the Fee Letter) of any Canadian Loan

Schedule 1.1 – Page 10

Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any Canadian Loan Party, guaranties of any Canadian Loan Party, and all guaranties, covenants and duties of any other kind and description owing by any Canadian Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Canadian Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Canadian Borrowers or any other Canadian Loan Party to Canadian Issuing Bank now or hereafter arising from or in respect of Canadian Letters of Credit, and (c) all Canadian Bank Product Obligations. Without limiting the generality of the foregoing, the Canadian Obligations under the Loan Documents include the obligation to pay (i) the principal of the Canadian Revolving Loans and the Canadian Term Loan, (ii) interest accrued on the Canadian Revolving Loans and the Canadian Term Loan, (iii) the amount necessary to reimburse Canadian Issuing Bank for amounts paid or payable pursuant to Canadian Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, in each case in respect of Canadian Letters of Credit (v) Lender Group Expenses of any Canadian Loan Party, (vi) fees payable by any Canadian Loan Party under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Canadian Loan Party under any Loan Document (excluding Excluded Swap Obligations). Any reference in the Agreement or in the Loan Documents to the Canadian Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. Notwithstanding the foregoing or anything in any Loan Document to the contrary, with respect to each Loan Party, the term "Canadian Obligations" shall not include any Excluded Swap Obligations of such Loan Party.
"Canadian Patent Security Agreement" has the meaning specified therefor in the Canadian Guarantee and Security Agreement.
"Canadian Pension Plans" means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party for its employees or former employees but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.
"Canadian Prime Rate" means, (x) with respect to Canadian Dollars, the greater of (a) the Canadian BA Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (b) at any time, the annual rate of interest from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, or (y) with respect to Dollars, the greater of (a) the Federal Funds Rate plus ½%, (b) the US LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) at any time, the annual rate of interest from time to time publicly announced by the Canadian Reference Bank as its base rate in

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effect for determining interest rates on Dollar denominated commercial loans in Canada. "Canadian Reference Bank" means Toronto Dominion Bank, or its successors and assigns, or such other Schedule I bank under the Bank Act (Canada) as Canadian Agent may from time to time designate, in its Permitted Discretion.
"Canadian Prime Rate Loans" means each portion of the Revolving Loans and Term Loans that bears interest at a rate determined by reference to the Canadian Prime Rate.
"Canadian Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Canadian Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement, and is maintained by a branch office of the bank or securities intermediary located within Canada.
"Canadian Revolver Commitment" means, with respect to each Revolving Lender, its Canadian Revolver Commitment, and, with respect to all Revolving Lenders, their Canadian Revolver Commitments, in each case as set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Canadian Revolver Usage" means, as of any date of determination, the Dollar Equivalent of the sum of (a) the amount of outstanding Canadian Revolving Loans (inclusive of Canadian Swing Loans and Canadian Protective Advances), plus (b) the amount of the Canadian Letter of Credit Usage.
"Canadian Revolving Lender" means each Revolving Lender with a Canadian Revolver Commitment.
"Canadian Revolving Loans" has the meaning specified therefor in Section 2.1(b) of the Agreement.
"Canadian Revolving Loan Exposure" means with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Canadian Revolver Commitments, the amount of such Lender's Canadian Revolver Commitment, and (b) after the termination of the Canadian Revolver Commitments, the Dollar Equivalent of the aggregate outstanding principal amount of the Canadian Revolving Loans of such Lender.
"Canadian Security Documents" means, collectively, the Canadian Guarantee and Security Agreement, the Canadian Copyright Security Agreement, the Canadian Patent Security Agreement, the Canadian Trademark Security Agreement and any other documents, instruments or agreements, including deeds or hypothec entered into now or in the future, by a Borrower or any

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of its Subsidiaries and any member of the Lender Group in connection with the Canadian Guarantee and Security Agreement.
"Canadian Swing Lender" means WFCFCC or any other Lender that, at the request of Canadian Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Canadian Swing Lender under Section 2.3(b) of the Agreement.
"Canadian Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Canadian Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Canadian Swing Loans on such date.
"Canadian Term Loan" has the meaning specified therefor in Section 2.2(d) of the Agreement.
"Canadian Term Loan Amount" means $6,000,000.
"Canadian Term Loan Commitment" means, with respect to each Lender, its Canadian Term Loan Commitment, and, with respect to all Lenders, their Canadian Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Canadian Term Loan Exposure" means, with respect to any Canadian Term Loan Lender, as of any date of determination (a) prior to the funding of the Canadian Term Loan, the amount of such Lender's Canadian Term Loan Commitment, and (b) after the funding of the Canadian Term Loan, the outstanding principal amount of the Canadian Term Loan held by such Lender.
"Canadian Term Loan Lender" means a Lender that has a Canadian Term Loan Commitment or that has a portion of the Canadian Term Loan.
"Canadian Trademark Security Agreement" has the meaning specified therefor in the Canadian Guarantee and Security Agreement.
"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such

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assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates).
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States or by, or unconditionally guaranteed by, the government of Canada or issued by any agency thereof and backed by the full faith and credit of Canada, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank or a bank organized under the laws of Canada, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof or Canada or any province thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above and (i) Foreign Cash Equivalents.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds

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transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"CFC" means (i) a controlled foreign corporation (as that term is defined in the IRC) of which any Loan Party is a United States shareholder within the meaning of Section 951(b) of the IRC, (ii) any entity treated as a disregarded entity for United States federal income tax purposes that is owned by an entity described in clause (i), and (iii) any entity whose assets consist (other than a de minimis amount) of the Equity Interests of any entity described in clause (i) hereof.
"Change of Control" means that:
(a)any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;
(a)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or (except as part of an agreement which provides for an early termination of the Commitments and payment in full of all of the Obligations pursuant to Section 3.5 upon consummation of the transaction related to such agreement) shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests; or
(b)    Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than as a result of a transaction permitted by Section 6.3 of the Agreement).
"Change in Law" means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

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"Closing Date" means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Borrower's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
"Commitment" means, with respect to each Lender, its Revolver Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Administrative Borrower to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Credit Amount" means the result of (a) the Applicable Credit Amount Percentage times (b) TTM Recurring Revenue calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement minus the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
"Credit Amount Certificate" means a certificate in the form of Exhibit C-2 to the Agreement.
"Current Assets" means, as at any date of determination, the total assets of Parent and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as

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current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
"Current Liabilities" means, as at any date of determination, the total liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loans, the Swing Loans and the Revolving Loans) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Applicable Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, Applicable Agent or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Applicable Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
"Defaulting Lender Rate" means, (a) with respect to US Obligations (i) for the first 3 days from and after the date the relevant payment is due, the US Base Rate, and (ii) thereafter, the interest rate then applicable to US Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto), and (b) with respect to Canadian Obligations (i) for the first 3 days from and after the date the relevant payment is due, the Canadian Prime Rate (if such Canadian Obligations are denominated in Canadian Dollars) or the Canadian Prime Rate (if such Canadian Obligations are denominated in Dollars), and (ii) thereafter, the interest rate then applicable to Canadian Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Delayed Draw Term Loan" has the meaning specified therefor in Section 2.14 of the Agreement.

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"Delayed Draw Term Loan Amount" means $10,000,000.
"Delayed Draw Term Loan Commitment" means, with respect to each Lender, its Delayed Draw Term Loan Commitment, and, with respect to all Lenders, their Delayed Draw Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Delayed Draw Term Loan Commitment Termination Date" means May 14, 2017.
"Delayed Draw Term Loan Exposure" means, with respect to any Lender with a Delayed Draw Term Loan Commitment, as of any date of determination (a) prior to the funding of the Delayed Draw Term Loan Commitment Termination Date, the amount of such Lender's Delayed Draw Term Loan Commitment, and (b) after the Delayed Draw Term Loan Commitment Termination Date, the outstanding principal amount of the Delayed Draw Term Loan held by such Lender.
"Delayed Draw Term Loan Funding Date" means the date specified by Administrative Borrower in the Delayed Draw Term Loan Notice as the date requested for the funding of the Delayed Draw Term Loan, which date shall be prior to the Delayed Draw Term Loan Commitment Termination Date.
"Delayed Draw Term Loan Notice" has the meaning specified therefor in Section 2.14 of the Agreement.
"Deposit Account" means any deposit account (as that term is defined in the UCC or the PPSA) and includes any bank account with a deposit function.
"Designated Account" means the Canadian Designated Account and/or the US Designated Account, as the context requires.
"Designated Account Bank" means a Canadian Designated Account Bank or US Designated Account Bank, as the context requires.
"Disclosure Letter" means the Disclosure Letter, dated as of the date hereof, delivered by Parent, US Borrowers and Canadian Borrowers to Agent in connection with this Agreement, as may be updated from time to time in accordance with the terms of this Agreement and the other Loan Documents.
"Disqualified Equity Interests" shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the

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holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such currency.
"Dollars" or "$" means United States dollars.
"Domestic Subsidiary" means any Subsidiary of Parent incorporated or organized under the laws of the United States of America, or any state or political subdivision thereof, provided that Domestic Subsidiary shall not include any Subsidiary that is a CFC.
"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
"Earn-Outs" shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
"EBITDA" means, with respect to any fiscal period:
(a)Parent's consolidated net earnings (or loss),
minus
(a)    without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    any extraordinary, unusual, or non-recurring gains,
(ii)    interest income,
(iii)    any software development costs to the extent capitalized during such period,
(iv)    exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

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(v)    income arising by reason of the application of FAS 141R,
plus
(b)    without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    any extraordinary, unusual, or non-recurring non-cash losses,
(ii)    Interest Expense,
(iii)    tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),
(iv)    depreciation and amortization for such period,
(v)    transaction costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Parent or any of its Subsidiaries to any Person for services performed by such Person in connection with entering into this Agreement incurred within 180 days of the Closing Date, up to an aggregate amount not to exceed $500,000;
(vi)     with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Parent or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition, up to an aggregate amount (for all such items in this clause (v)) for such Permitted Acquisition not to exceed the greater of (x) $1,000,000 and (y) 5% of the Purchase Price of such Permitted Acquisition,
(vii)    with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Parent's independent auditors, in each case, as determined in accordance with GAAP,
(viii)    with respect to any Permitted Acquisitions after the Closing Date, cash compensation expenses related to success fees up to an aggregate amount not to exceed $1,000,000 in any fiscal year,
(ix)    fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under

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the Agreement that are required by the application of FAS 141R to be and are expensed by Parent and its Subsidiaries,
(x)    non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),
(xi)    one-time non-cash restructuring charges,
(xii)    non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,
(xiii)    non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets
(xiv)    other non-cash losses, charges and expenses,
(xv)    charges related to settlement of legal claims (including defense costs and expenses) up to an aggregate amount not to exceed $1,000,000 for all such settlements, and
(xvi)    costs, fees, charges or expenses in connection with waivers, consents and amendments to this Agreement, including the amount of any fees payable to Lenders in connection with such consents and amendments in an aggregate amount not to exceed $500,000 during the term of this Agreement, in each case, determined on a consolidated basis in accordance with GAAP.
For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), (a) if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, and (b) EBITDA for the Reference Period ending on the last day of the fiscal quarter ended June 30, 2014, shall be deemed to be $1,070,096, (c) EBITDA for the Reference Period ending on the last day of the fiscal quarter ended September 30, 2014, shall be deemed to be $591,887, and (d) EBITDA for the Reference Period ending on the last day of the fiscal quarter ended December 31, 2014, shall be deemed to be $412,852.

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"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender (other than a Defaulting Lender) and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof or Canada, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof or Canada or any province thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or Canada or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which provides any benefits to any employees of a Loan Party or to which any Loan Party has an obligation to make contributions, including by reason of being an ERISA Affiliate, other than any Canadian Benefit Plan or Canadian Pension Plan.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.
"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

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"Equipment" means equipment (as that term is defined in the PPSA or the UCC, as applicable).
"Equity Interest" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"Equivalent Amount" means, on any date of determination, with respect to obligations or valuations denominated in one currency (the "first currency"), the amount of another currency (the "second currency") which would result from Agent or any Applicable Agent converting the first currency into the second currency at the close of business on the day prior to such date of determination in accordance with Agent's customary practice for commercial loans being administered by it or at such other rate as Agent may determine in its sole discretion.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Excess Cash Flow" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP the result of:
(a)    TTM EBITDA,
plus
(b)    the sum of
(i)    foreign, United States, Canadian, state, provincial or local tax refunds (excluding (y) tax credits that are contractually required to be paid to third parties and (z) refundable Canadian tax credits related to research and development as reflected in Parent's consolidated statement of operations),
(ii)    interest income,

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(iii)    post-closing Purchase Price adjustments received in cash during such period in connection with a Permitted Acquisition, and
(iv)    the amount of any decrease in Net Working Capital for such period, minus
(c)    the sum of
(i)    the cash portion of Interest Expense and loan servicing fees paid during such fiscal period,
(ii)    the cash portion of taxes (on account of income, profits, or capital) paid during such period,
(iii)    all scheduled and voluntary principal payments permitted under the Agreement during such period (other than voluntary principal payments made in respect of the Term Loans),
(iv)    the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,
(v)    cash payments made in respect of Permitted Acquisitions (in each case, to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans),
(vi)    the amount of cash items included in the calculation of EBITDA pursuant to clause (c)(vii) of the definition of EBITDA for such period (to the extent that the applicable payments are not made with the proceeds of Indebtedness (other than proceeds of Revolving Loans)), and
(vii)    the amount of any increase in Net Working Capital for such period.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Swap Obligation" means, with respect to any Borrower or any other Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the agreement of such Loan Party to be jointly and severally liable for such Swap Obligation of another Loan Party or any guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the agreement of such Loan

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Party to be liable for such Swap Obligation or guaranty of such Swap Obligation or the grant of such security interest would have become effective with respect to such Swap Obligation but for such Loan Party's failure to constitute an "eligible contract participant at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such joint and several liability or guaranty or security interest is or becomes illegal or unlawful.
"Excluded Taxes" means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any franchise or branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal office is located, or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) United States federal withholding taxes and Canadian federal withholding taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes and Canadian federal withholding taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to the Agreement (or designates a new lending office), except that Excluded Taxes shall not include (A) any amount that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States, or Canadian federal withholding taxes that may be imposed after the time such Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
"Existing Credit Facility" means, collectively, (a) that certain Loan and Security Agreement, dated as of March 5, 2012, among Comerica Bank, Silverback Enterprise Group, Inc., Visionael Corporation, and PowerSteering Software, Inc., as amended, restated, supplemented or otherwise modified from time to time, and (b) that certain Loan and Security Agreement, dated as of February 10, 2012, among Comerica Bank and Silverback Two Canada Merger Corporation, as amended, restated, supplemented or otherwise modified from time to time.
"Extraordinary Receipts" means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of

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Parent or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.
"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into by the United States with another jurisdiction in connection with the implementation of such Sections of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
"FCCR Covenant Triggering Date" means the date that is the later to occur of: (y) September 30, 2016 and (z) the first date after the Closing Date on which the Fixed Charge Coverage Ratio, measured on a quarter-end basis for the Reference Period most recently ended, is equal to or greater than 1.25:1:00 for two (2) consecutive quarter-end periods.
"Fee Letter" means that certain fee letter, dated as of even date with the Agreement, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
"Fixed Charges" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense, but including all imputed interest on Capital Leases) during such period, (b) principal payments in respect of Indebtedness (including principal payments in respect of Capital Leases) that are required to be paid during such period, (c) all federal, state, provincial and local income taxes paid to any Governmental Authority (including, for the avoidance of doubt, the United States and Canada) during such period, (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interest) during such period, and (e) all payments made on account of Earn-Outs during such period (but excluding any payment made on account of an Earn-Out if, on the day such payment was made, Liquidity exceeded $10,000,000).
"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Capital Expenditures (excluding, for the avoidance of doubt, payments made, incurred or financed with respect to Capital Leases) made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

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"Flow of Funds Agreement" means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.
"Foreign Cash Equivalents" means, in the case of any Subsidiary (other than a US Loan Party or other Subsidiary organized under the laws of the United States or a political subdivision thereof), investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or in Dollars, in each case which are of substantially the same type as the items specified in clauses (a) through (h) of the definition of Cash Equivalents.
"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage, the Term Loans and the amount of their Capitalized Lease Obligations.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, articles of association, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantor" means a Canadian Guarantor and/or a US Guarantor, as the context requires.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters,

Schedule 1.1 – Page 27

and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Hedge Provider" means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with Parent or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"Increase" has the meaning specified therefor in Section 2.15.
"Increase Date" has the meaning specified therefor in Section 2.15.
"Increase Joinder" has the meaning specified therefor in Section 2.15.
"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of licenses that could not result in a legal transfer of title of the licensed property), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) all obligations (contingent or otherwise) of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g)

Schedule 1.1 – Page 28

above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means any Taxes other than Excluded Taxes.
"Insolvency Proceeding" means with respect to any Person, (a) any proceeding, corporate action, procedure or step commenced by or against that Person under any provision of the Bankruptcy Code or under any other provincial, territorial, state or federal (including the federal government of Canada) bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, or (b) the appointment of a custodian, trustee, receiver, interim receiver, national receiver, receiver-manager, monitor, liquidator, administrator, judicial manager, administrative receiver, supervisor, compulsory manager, or similar custodian for that Person or for a substantial part of its assets.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent and each of its Subsidiaries, each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
"Interest Expense" means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.
"Interest Period" means, with respect to each Non-Base Rate Loan, a period commencing on the date of the making of such Non-Base Rate Loan (or the continuation of a Non-Base Rate Loan or the conversion of a Base Rate Loan to a Non-Base Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the Non-Base Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of

Schedule 1.1 – Page 29

the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"IRC" means the Internal Revenue Code of 1986, as amended.
"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.
"Issuing Bank" means US Issuing Bank and/or Canadian Issuing Bank, as the context requires.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include each Canadian Lender, each US Lender, each Issuing Bank, Canadian Swing Lender, US Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including each Issuing Bank and Canadian Swing Lender and US Swing Lender), Agent, Canadian Agent and US Agent, or any one or more of them.
"Lender Group Expenses" means all (a)  costs or expenses (including insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent, Canadian Agent or US Agent in connection with the Lender Group's transactions with Parent and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record

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searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (d) Applicable Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Applicable Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) financial examination, appraisal, and valuation fees and expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent's reasonable and documented costs and expenses (including reasonable documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with Parent or any of its Subsidiaries, (i) Agent's reasonable documented costs and expenses (including reasonable documented attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loans, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent's and each Lender's reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a US Letter of Credit and/or a Canadian Letter of Credit, as the context requires.
"Letter of Credit Collateralization" means with respect to the US Letter of Credit obligations or the Canadian Letter of Credit Obligations, as applicable, either (a) providing cash

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collateral (pursuant to documentation reasonably satisfactory to Applicable Agent, including provisions that specify that the applicable Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by Applicable Agent for the benefit of the applicable Revolving Lenders in an amount equal to 105% of the then existing US Letter of Credit Usage and 105% of the then existing Canadian Letter of Credit Usage, (b) delivering to Applicable Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Applicable Agent and the Applicable Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Applicable Agent with a standby letter of credit, in form and substance reasonably satisfactory to Applicable Agent, from a commercial bank acceptable to Applicable Agent (in its sole discretion) in an amount equal to 105% of the then existing US Letter of Credit Usage and 105% of the then existing Canadian Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the applicable Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a US Letter of Credit Disbursement and/or a Canadian Letter of Credit Disbursement, as the context requires.
"Letter of Credit Exposure" means the US Letter of Credit Exposure and/or the Canadian Letter of Credit Exposure, as the context requires.
"Letter of Credit Fee" means the US Letter of Credit Fee and/or the Canadian Letter of Credit Fee, as the context requires.
"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of the Agreement.
"Letter of Credit Usage" means the US Letter of Credit of Credit Usage and/or the Canadian Letter of Credit Usage, as the context requires.
"Leverage Ratio" means, as of any date of determination the ratio of (a)  Funded Indebtedness as of such date, to (b) EBITDA for the 12 month period ended as of such date.
"Leverage Ratio Calculation" has the meaning set forth in the definition of Applicable Margin.
"Leverage Ratio Covenant Triggering Date" means the date that is the later to occur of: (y) September 30, 2016 and (z) the first date after the Closing Date that the Leverage Ratio, measured on a quarter-end basis for the Reference Period then ended, is less than 3:50:1:00 for two (2) consecutive quarter-end periods.

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"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Liquidity" means, as of any date of determination, the sum of Availability and Qualified Cash.
"Loan" shall mean any Revolving Loan, Swing Loan, Protective Advance, or Term Loan made (or to be made) hereunder.
"Loan Account" means the US Loan Account and/or the Canadian Loan Account, as the context requires.
"Loan Documents" means the Agreement, the Canadian Security Documents, the US Security Documents, the Control Agreements, the Fee Letter, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
"Loan Parties" means the Canadian Loan Parties and/or the US Loan Parties, as the context requires.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent's and its Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral.
"Maturity Date" means May 14, 2020.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Mortgages" means, individually and collectively, one or more, if any, mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral, if any.

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"Net Cash Proceeds" means:
(a)    with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent, Canadian Agent or US Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case with respect to clauses (i), (ii) and (iii) above to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent, Canadian Agent or US Agent and (y) paid to Agent, Canadian Agent or US Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
(b)    with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case with respect to clauses (i) and (ii) above to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.
"Net Working Capital" means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

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"Non-Base Rate" means the US LIBOR Rate; provided, that with respect to Canadian Obligations denominated in Canadian Dollars, Non-Base Rate means the Canadian BA Rate.
"Non-Base Rate Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"Non-Base Rate Loan" means each portion of a Revolving Loans or the Term Loans that bears interest at a rate determined by reference to the applicable Non-Base Rate.
"Non-Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Non-Base Rate Notice" means a written notice in the form of Exhibit L-1.
"Non-Base Rate Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"Obligations" means, collectively the Canadian Obligations and the US Obligations.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Parent" has the meaning specified therefor in the preamble to the Agreement.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.
"Perfection Certificate" means a certificate in the form of Exhibit P-1 to the Agreement.
"Permitted Acquisition" means any Acquisition so long as:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)    no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f), (g), (m) or (n) of the definition of Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

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(c)    Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for each of the 4 fiscal quarters ending in the period ended one year after the proposed date of consummation of such proposed Acquisition,
(d)    Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(e)    (i) if the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, US Borrowers shall have US Availability plus US Qualified Cash in an amount equal to or greater than $9,000,000, and (ii) if the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within Canada, Canadian Borrowers shall have Canadian Availability plus Canadian Qualified Cash in an amount equal to or greater than $1,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
(f)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition, after giving pro forma effect to identifiable cost reductions and synergies reasonably expected to result from the Acquisition, subject to the consent of Agent, not to be unreasonably withheld or delayed,
(g)    Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 3 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

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(h)    the assets being acquired (other than a de minimis amount of assets in relation to Parent's and its Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
(i)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada (or such other jurisdiction acceptable to Agent in its sole discretion), or the Person whose Equity Interests are being acquired is organized in a jurisdiction located, within the United States or Canada (or such other jurisdiction acceptable to Agent in its sole discretion),
(j)    the subject assets or Equity Interests, as applicable, are being acquired directly by any Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement, and
(k)    the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $75,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $20,000,000 in the aggregate.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.
"Permitted Dispositions" means:
(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,
(b)    sales of inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)    the licensing, which could not result in a legal transfer of title of the licensed property, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)    the granting of Permitted Liens,
(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)    any involuntary loss, damage or destruction of property,

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(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)    the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,
(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or any Subsidiary to its immediate parent,
(k)    (i)  the lapse of registered patents, trademarks, copyrights and other intellectual property of Parent or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(m)    the making of Permitted Investments,
(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Parent or any of its Subsidiaries to a Loan Party (other than Parent or a Canadian Loan Party that is not organized in the United States), (ii) from a Canadian Loan Party (other than a Canadian Loan Party that is organized in the United States) to any other Canadian Loan Party, and (iii) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent,
(o)    dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and
(p)    sales or dispositions of assets (other than Equity Interests of Subsidiaries of Parent) not otherwise permitted in clauses (a) through (p) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed disposition) would not exceed $500,000.
"Permitted Indebtedness" means:
(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)    Indebtedness set forth on Schedule P-3 to the Disclosure Letter and any Refinancing Indebtedness in respect of such Indebtedness,

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(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)    endorsement of instruments or other payment items for deposit,
(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)    unsecured Indebtedness of Parent or any of its Subsidiaries that is a Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,
(g)    Acquired Indebtedness in an amount not to exceed $500,000 outstanding at any one time,
(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)    the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent's and its Subsidiaries' operations and not for speculative purposes,
(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,

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(l)    unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)    unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(n)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o)    Indebtedness composing Permitted Investments,
(p)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)    unsecured Indebtedness of Parent or its Subsidiaries that are Loan Parties in respect of Earn-Outs owing to sellers of assets or Equity Interests to a Borrower or its Subsidiaries that are Loan Parties that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,
(r)    Indebtedness in an aggregate outstanding principal amount not to exceed $250,000 at any time outstanding for all Subsidiaries of Parent that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,
(s)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(t)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price or similar obligation of Parent or the applicable Loan Party in connection with one or more Permitted Dispositions or other acquisition of assets to the extent not prohibited by the Agreement,

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(u)    contingent liabilities in respect of reimbursement obligations owing to Comerica Bank and relating to that certain standby letter of credit no. 5647-30, as amended, in the face amount of $100,000, issued by Comerica Bank for the account of Parent on February 3, 2012,
(v)    Indebtedness of Parent owing to Comerica Bank in aggregate outstanding amount not to exceed $100,000 at any one time in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards") pursuant to that certain Comerica Card Solutions Terms and Related Services Agreement, dated as of April 30, 2014, and
(w)    any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $500,000 at any one time.
"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party (other than loans by a US Loan Party to a Canadian Loan Party that is not organized in the United States), (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party or a US Loan Party to a Canadian Loan Party that is not organized in the United States so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $250,000 outstanding at any one time and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom.
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances made in connection with purchases of goods or services in the ordinary course of business,
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Disclosure Letter,
(f)    guarantees permitted under the definition of Permitted Indebtedness,
(g)    Permitted Intercompany Advances,

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(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j)    (i) non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $250,000 at any one time,
(k)    Permitted Acquisitions,
(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),
(m)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(o)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)    promissory notes received by any Loan Party as consideration for a Permitted Disposition in an aggregate amount not to exceed $500,000 at any one time,
(q)    Investments by Parent and its Subsidiaries existing on the Closing Date in the Equity Interests of their respective Subsidiaries, and
(r)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 during the term of the Agreement.
"Permitted Liens" means:
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,

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(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)    Liens set forth on Schedule P-2 to the Disclosure Letter; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Disclosure Letter shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)    the interests of lessors under operating leases and licensors under license agreements that do not result in a legal transfer of title of the licensed property,
(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure Parent's and its Subsidiaries' obligations in connection with worker's compensation, other unemployment insurance and social security benefits,
(i)    Liens on amounts deposited to secure Parent's and its Subsidiaries' obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)    Liens on amounts deposited to secure Parent's and its Subsidiaries' reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, servitudes, rights of way, zoning restrictions and minor defects or irregularities in title that do not, in any case, materially interfere with or impair the use or operation thereof,
(l)    licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, which could not result in a legal transfer of title of such patent, trademark, copyright or other intellectual property rights,

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(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)    rights of setoff or bankers' or similar liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts or Securities Accounts in the ordinary course of business,
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)    Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)    Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(s)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection,
(t)    Liens in favor of Comerica Bank on cash collateral in an amount not to exceed $105,000, securing Indebtedness permitted pursuant to clause (u) of the definition of Permitted Indebtedness,
(u)    Solely during the period commencing on the Closing Date and ending on the date that is the 120th day after the Closing Date, Liens in favor of Comerica Bank on cash collateral in an amount not to exceed $100,000, securing Indebtedness permitted pursuant to clause (v) of the definition of Permitted Indebtedness,
(v)    any other Lien consented to in writing by Agent in its sole discretion, and
(w)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $100,000.
"Permitted Protest" means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States or Canada federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is

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satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000; provided, that such amount shall be increased by an amount equal to $1,000,000 for every $10,000,000 increase of TTM Recurring Revenue since the Closing Date, including TTM Recurring Revenue of a Person whose assets or Equity Interests are acquired by a Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, further, that Permitted Purchase Money Indebtedness shall in no event exceed an aggregate principal amount outstanding at any one time in excess of $10,000,000 as a result of the effect of the foregoing proviso.
"Person" means natural persons, corporations, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"PPSA" shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Québec as in effect in the Province of Québec or any other Canadian federal, territorial or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a) with respect to a Lender's obligation to make all or a portion of the US Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the US Revolving Loans, and with respect to all other computations and other matters related to the US Revolver Commitments or the US Revolving Loans, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders,
(a)    with respect to a Lender's obligation to make all or a portion of the Canadian Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Canadian Revolving Loans, and with respect to all other computations and other matters related to the Canadian Revolver Commitments or the Canadian Revolving Loans,

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the percentage obtained by dividing (i) the Canadian Revolving Loan Exposure of such Lender by (ii) the aggregate Canadian Revolving Loan Exposure of all Lenders,
(b)    with respect to a Lender's obligation to participate in the US Letters of Credit, with respect to such Lender's obligation to reimburse US Issuing Lender, and with respect to such Lender's right to receive payments of US Letter of Credit Fees, and with respect to all other computations and other matters related to the US Letters of Credit, the percentage obtained by dividing (i) the US Revolving Loan Exposure of such Lender by (ii) the aggregate US Revolving Loan Exposure of all Lenders; provided, that if all of the US Revolving Loans have been repaid in full and all US Revolver Commitments have been terminated, but US Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the US Revolver Commitments had not been terminated and based upon the US Revolver Commitments as they existed immediately prior to their termination, and
(c)    with respect to a Lender's obligation to participate in the Canadian Letters of Credit, with respect to such Lender's obligation to reimburse Canadian Issuing Lender, and with respect to such Lender's right to receive payments of Canadian Letter of Credit fees, and with respect to all other computations and other matters related to the Canadian Letters of Credit, the percentage obtained by dividing (i) the Canadian Revolving Loan Exposure of such Lender by (ii) the aggregate Canadian Revolving Loan Exposure of all Lenders; provided, that if all of the Canadian Revolving Loans have been repaid in full and all Canadian Revolver Commitments have been terminated, but Canadian Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Canadian Revolver Commitments had not been terminated and based upon the Canadian Revolver Commitments as they existed immediately prior to their termination,
(d)    with respect to a Lender's obligation to make all or a portion of the Term Loans (other than any portion of the Term Loan constitution the Delayed Draw Term Loan), with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Term Loans, and with respect to all other computations and other matters related to the Term Loan Commitments or the Term Loans, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders,
(e)    with respect to a Lender's obligation to make all or a portion of the Delayed Draw Term Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Delayed Draw Term Loans, and with respect to all other computations and other matters related to the Delayed Draw Term Loan Commitments or the Delayed Draw Term Loans, the percentage obtained by dividing (i) the Delayed Draw Term Loan Exposure of such Lender by (ii) the aggregate Delayed Draw Term Loan Exposure of all Lenders, and
(f)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the Dollar Equivalent of the percentage obtained by dividing (i) the sum of the Term Loan Exposure of such Lender plus the Revolving Loan Exposure of such Lender by (ii) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have

Schedule 1.1 – Page 46

been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures and Term Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures and Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
"Protective Advances" means US Protective Advances and/or Canadian Protective Advances, as the context requires.
"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Parent or one of its Subsidiaries that is a Loan Party in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement (or, with respect to cash and Cash Equivalents of US Loan Parties and Canadian Loan Parties only, will be subject to a Control Agreement following the post-closing period specified in Schedule 3.6 with respect to delivery of Control Agreements), and is maintained by a branch office of the bank or securities intermediary located within the United States or Canada.
"Qualified Equity Interest" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
"Real Property Collateral" means any Real Property hereafter acquired by Parent or its Subsidiaries with a fair market value in excess of $1,000,000.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Recurring Revenue" means, with respect to any period, all maintenance and support revenues, and subscription revenues, of Borrowers and their Subsidiaries determined on a consolidated basis earned and recognized during such period, calculated in accordance with GAAP on a basis consistent with the financial statements delivered by Borrowers to Agent prior to the

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Closing Date, excluding any one time, extraordinary receipts as reasonably determined by Administrative Borrower and Agent. For the purposes of calculating Recurring Revenues for purposes of calculating TTM Recurring Revenue for the 12 month period most recently ended as of any date of calculation (each, a "Recurring Revenue Reference Period"), if at any time during such Recurring Revenue Reference Period (and after the Closing Date), a Borrower or any Subsidiary of a Loan Party shall have made a Permitted Acquisition, Recurring Revenues for such Recurring Revenue Reference Period shall be calculated after giving pro forma effect to such Permitted Acquisition and any adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, in such manner reasonably acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
"Recurring Revenue Reference Period" has the meaning set forth in the definition of Recurring Revenue.
"Reference Period" has the meaning set forth in the definition of EBITDA.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)     such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.

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"Reimbursement Undertaking" has the meaning specified therefor in Section 2.11(a) of the Agreement.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Required Availability" means that the sum of (a) Availability, plus (b) Qualified Cash exceeds $35,000,000.
"Required Lenders" means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Dollar Equivalent of Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in its capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.
"Revaluation Date" means (a) with respect to any Revolving Loan denominated in Canadian Dollars, each of the following: (i) each date of a Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to Section 2.12, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to

Schedule 1.1 – Page 49

any Letter of Credit denominated in Canadian Dollars, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Lender under such Letter of Credit, and (iv) such additional dates as Agent or an Issuing Lender shall determine or the Required Lenders shall require, and (c) with respect to any other Obligations denominated in Canadian Dollars, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.
"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Revolver Usage" means the US Revolver Usage and/or the Canadian Revolver Usage, as the context requires.
"Revolving Lender" means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.
"Revolving Loan Exposure" means the US Revolving Loan Exposure or the Canadian Revolving Loan Exposure, as the context requires.
"Revolving Loans" means a US Revolving Loan and/or a Canadian Revolving Loan, as the context requires.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC and/or the federal government of Canada.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC or as identified by the federal government of Canada or under the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the PPSA or the UCC, as applicable).

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"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Security Documents" means, collectively, the Canadian Security Documents and the US Security Documents.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances, and (e) such Person is not an "insolvent person" as such term is defined in the BIA. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Spot Rate" means, for a currency, the rate determined by Agent to be the rate quoted by Wells Fargo acting in such capacity as the spot rate for the purchase by Wells Fargo of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Wells Fargo acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
"Standard Letter of Credit Practice" means, for an Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
"Subject Holder" has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

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"Subsidiary" of a Person means a corporation, partnership, limited liability company, unlimited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, unlimited liability company, or other entity.
"Swap Obligation" means any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swing Loan" means the Canadian Swing Loan and/or the US Swing Loan, as the context requires.
"Swing Loan Exposure" means the Canadian Swing Exposure and/or the US Swing Exposure, as the context requires.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Term Loans" means, collectively, the Canadian Term Loan and the US Term Loan.
"Term Loan Commitment" means Canadian Term Loan Commitment and/or US Term Loan Commitment, as the context requires.
"Term Loan Exposure" means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loans, the aggregate amount of such Lender's Canadian Term Loan Commitment and US Term Loan Commitment, and (b) after the funding of the Term Loans, the aggregate outstanding principal amount of the Canadian Term Loan and the US Term Loan held by such Lender.
"Term Loan Lender" means a Lender that has a Canadian Term Loan Commitment or a US Term Loan Commitment or that has a portion of the Canadian Term Loan or the US Term Loan.
"TTM EBITDA" means, as of any date of determination, EBITDA of Borrowers determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.
"TTM Recurring Revenue" means, as of any date of determination, Recurring Revenues of Borrowers determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.
"UCC" means the New York Uniform Commercial Code, as in effect from time to time.

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"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
"Underlying Issuer" means Wells Fargo or another third Person which is the beneficiary of a Reimbursement Undertaking and which has issued a Letter of Credit at the request of an Issuing Bank for the benefit of any Borrower.
"Underlying Letter of Credit" means a Letter of Credit that has been issued by an Underlying Issuer.
"United States" means the United States of America.
"Unused Delayed Draw Term Loan Fee" has the meaning specified therefor in Section 2.10(c).
"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of the Agreement.
"US Agent" means Wells Fargo Bank NA, in its role as US administrative agent and collateral agent.
"US Agent's Account" means the Deposit Account identified on Schedule A-1 to the Disclosure Letter as US Agent's Account (or such other Deposit Account that has been designated as such, in writing, by US Agent to Borrowers and the Lenders).
"US Availability" means, as of any date of determination, the amount that US Borrowers are entitled to borrow as US Revolving Loans under Section 2.1 of the Agreement (after giving effect to the applicable then outstanding US Revolver Usage).
"US Bank Product" means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries (other than a Canadian Loan Party that is not organized in the United States) by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "P-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"US Bank Product Agreements" means those agreements entered into from time to time by Parent or its Subsidiaries (other than a Canadian Loan Party that is not organized in the United States) with a Bank Product Provider in connection with the obtaining of any of the US Bank Products.
"US Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by US Loan Parties to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or

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hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that US Agent or any Lender is obligated to pay to a Bank Product Provider as a result of US Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to US Loan Parties.
"US Bank Product Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of a US Loan Party in respect of US Bank Product Obligations) in respect of US Bank Products then provided or outstanding.
"US Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the US LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
"US Borrower" and "US Borrowers" have the respective meanings specified therefor in the preamble to the Agreement. For the avoidance of doubt, it is intended by the parties to the Agreement that only Parent and its Domestic Subsidiaries will be US Borrowers.
"US Borrowing" means a borrowing consisting of US Revolving Loans made by the Lenders (or US Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by US Agent in the case of a US Protective Advance.
"US Copyright Security Agreement" has the meaning specified therefor in the US Guaranty and Security Agreement.
"US Designated Account" means the US Deposit Account of US Borrowers identified on Schedule D-1 to the Disclosure Letter (or such other Deposit Account of US Borrowers located at Designated Account Bank that has been designated as such, in writing, by US Borrowers to US Agent).
"US Designated Account Bank" has the meaning specified therefor in Schedule D-2 to the Disclosure Letter (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to US Agent).
"US Equivalent Amount" means the Equivalent Amount of any applicable calculation where Dollars is the "second currency" in such calculation.
"US Guarantor" means (a) Parent and (b) each other Person that guaranties all or a portion of the US Obligations. For the avoidance of doubt, it is intended by the parties that only Parent and its Domestic Subsidiaries will be US Guarantors; provided, that other Subsidiaries may

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be or become US Guarantors unless being or becoming so would result in adverse tax consequences, or the costs to the Loan Parties of providing such guarantee are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders afforded thereby, in which case, any such guarantee will terminate immediately as and when such adverse tax consequences arise or exist.
"US Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each US Loan Party to Agent.
"US Issuing Bank" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender's sole discretion, to become a US Issuing Bank for the purpose of issuing US Letters of Credit pursuant to Section 2.11 of the Agreement and US Issuing Bank shall be a Lender.
"US Lender" means each Lender that has a US Revolver Commitment or a US Term Loan Commitment or that has a portion of the US Term Loan.
"US Letter of Credit" means a letter of credit issued by US Issuing Bank for the account of a US Borrower.
"US Letter of Credit Disbursement" means a payment made by US Issuing Bank pursuant to a US Letter of Credit.
"US Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the US Letter of Credit Usage on such date.
"US Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"US Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit minus any undrawn amount of any outstanding US Letters of Credit previously calculated as US Letter of Credit Usage that are subject to Letter of Credit Collateralization on such date of determination.
"US LIBOR Rate" means the rate per annum rate appearing on Reuters Screen LIBOR01 page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Non-Base Rate Loan requested (whether as an initial Non-Base Rate Loan or as a continuation of a Non-Base Rate Loan or as a conversion of a Base Rate Loan to a Non-Base Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the Non-Base Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

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"US Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"US Loan Party" means any US Borrower or any US Guarantor.
"US Maximum Revolver Amount" means $9,000,000 decreased by the amount of reductions in the US Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
"US Obligations" means (a) all loans (including the US Term Loan and the US Revolving Loans (inclusive of US Protective Advances and US Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to US Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the US Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any US Loan Party, fees (including the fees provided for in the Fee Letter) of any US Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any US Loan Party, guaranties of any US Loan Party, and all covenants and duties of any other kind and description owing by any US Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any US Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any US Borrower or any other US Loan Party to US Issuing Bank now or hereafter arising from or in respect of US Letters of Credit, and (c) all US Bank Product Obligations; provided, that US Obligations shall not include Excluded Swap Obligations. Without limiting the generality of the foregoing, the US Obligations under the Loan Documents include the obligation to pay (i) the principal of the US Revolving Loans and the US Term Loan, (ii) interest accrued on the US Revolving Loans and the US Term Loan, (iii) the amount necessary to reimburse US Issuing Bank for amounts paid or payable pursuant to US Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, in each case in respect of US Letters of Credit, (v) Lender Group Expenses of any US Loan Party, (vi) fees payable by any US Loan Party under the Agreement or any of the other Loan Documents, (vii) indemnities and other amounts payable by any US Loan Party under any Loan Document (excluding Excluded Swap Obligations), and (viii) any guaranties by any US Loan Party of all or any part of the Canadian Obligations. Any reference in the Agreement or in the Loan Documents to the US Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"US Patent Security Agreement" has the meaning specified therefor in the US Guaranty and Security Agreement.

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"US Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"US Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement, and is maintained by a branch office of the bank or securities intermediary located within the United States.
"US Revolver Commitment" means, with respect to each Revolving Lender, its US Revolver Commitment, and, with respect to all Revolving Lenders, their US Revolver Commitments, in each case as set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"US Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans (inclusive of US Swing Loans and US Protective Advances), plus (b) the amount of the US Letter of Credit Usage.
"US Revolving Lender" means each Revolving Lender with a US Revolver Commitment.
"US Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the US Revolver Commitments, the amount of such Lender's US Revolver Commitment, and (b) after the termination of the US Revolver Commitments, the aggregate outstanding principal amount of the US Revolving Loans of such Lender.
"US Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"US Security Documents" means, collectively, the US Guaranty and Security Agreement, the US Copyright Security Agreement, the US Patent Security Agreement, the US Trademark Security Agreement, or any document, instrument or agreement entered into now or in the future, by a Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the US Guaranty and Security Agreement.
"US Swing Lender" means Wells Fargo Bank, National Association or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the US Swing Lender under Section 2.3(b) of the Agreement.
"US Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.

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"US Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the US Swing Loans on such date.
"US Term Loan" has the meaning specified therefor in Section 2.2(a) of the Agreement.
"US Term Loan Amount" means $19,000,000.
"US Term Loan Commitment" means, with respect to each Lender, its US Term Loan Commitment, and, with respect to all Lenders, their US Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"US Term Loan Exposure" means, with respect to any US Term Loan Lender, as of any date of determination (a) prior to the funding of the US Term Loan, the amount of such Lender's US Term Loan Commitment, and (b) after the funding of the US Term Loan, the outstanding principal amount of the US Term Loan held by such Lender.
"US Term Loan Lender" means a Lender that has a US Term Loan Commitment or that has a portion of the US Term Loan.
"US Trademark Security Agreement" has the meaning specified therefor in the US Guaranty and Security Agreement.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"WFCFCC" means Wells Fargo Capital Finance Corporation Canada.

Schedule 1.1 – Page 58